Exhibit 10.1

Execution Version

Published CUSIP Number: 92847YAA7 (Deal)

92847YAB5 (Revolving Facility)

CREDIT AGREEMENT

Dated as of April 1, 2022

among

W. R. BERKLEY CORPORATION,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Several L/C Agent and Fronting L/C Issuer,

CREDIT SUISSE AG, NEW YORK BRANCH

JPMORGAN CHASE BANK, N.A.

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents

and

The Other Lenders Party Hereto,

and

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Sole Bookrunner,

i

3.06	Mitigation Obligations; Replacement of Lenders	71

3.07	Survival	71

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		72

4.01	Conditions of Effectiveness	72

4.02	Conditions to all Credit Extensions	73

ARTICLE V. REPRESENTATIONS AND WARRANTIES		74

5.01	Existence, Qualification and Power	74

5.02	Authorization; No Contravention	74

5.03	Governmental Authorization; Other Consents	75

5.04	Binding Effect	75

5.05	Financial Statements; No Material Adverse Effect	75

5.06	Litigation	75

5.07	No Default	75

5.08	ERISA Compliance	75

5.09	Margin Regulations; Investment Company Act	77

5.10	Disclosure	77

5.11	Compliance with Laws	77

5.12	OFAC	77

5.13	Anti-Corruption Laws	78

5.14	Affected Financial Institution	78

5.15	Covered Entities	78

ARTICLE VI. AFFIRMATIVE COVENANTS		78

6.01	Financial Statements	78

6.02	Certificates; Other Information	79

6.03	Notices	81

6.04	Payment of Taxes	81

6.05	Preservation of Existence, Etc.	81

6.06	Maintenance of Insurance	81

6.07	Compliance with Laws	82

6.08	Books and Records	82

6.09	Inspection Rights	82

6.10	Use of Proceeds	82

6.11	Maintenance of Insurance Licenses	82

ARTICLE VII. NEGATIVE COVENANTS		83

7.01	Liens	83

7.02	Subsidiary Indebtedness	85

7.03	Fundamental Changes	86

7.04	Change in Nature of Business	87

7.05	Transactions with Affiliates	87

7.06	Use of Proceeds	87

7.07	Financial Covenants	87

7.08	Sanctions	88

7.09	Anti-Corruptions Laws	88

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		88

8.01	Events of Default	88

8.02	Remedies Upon Event of Default	90

8.03	Application of Funds	91

ARTICLE IX. ADMINISTRATIVE AGENT		92

9.01	Appointment and Authority	92

9.02	Rights as a Lender	92

9.03	Exculpatory Provisions	92

9.04	Reliance by Administrative Agent	93

9.05	Delegation of Duties	94

9.06	Resignation of Administrative Agent	94

9.07	Non-Reliance on Administrative Agent and Other Lenders	96

9.08	No Other Duties, Etc.	96

9.09	Administrative Agent May File Proofs of Claim	96

9.10	Certain ERISA Matters	97

9.11	Recovery of Erroneous Payments	98

ARTICLE X. MISCELLANEOUS		99

10.01	Amendments, Etc.	99

10.02	Notices; Effectiveness; Electronic Communication	100

10.03	No Waiver; Cumulative Remedies; Enforcement	102

10.04	Expenses; Indemnity; Damage Waiver	103

10.05	Payments Set Aside	106

10.06	Successors and Assigns	106

10.07	Treatment of Certain Information; Confidentiality	111

10.08	Right of Setoff	112

10.09	Interest Rate Limitation	113

10.10	Integration; Effectiveness	113

10.11	Survival of Representations and Warranties	113

10.12	Severability	113

10.13	Replacement of Lenders	114

10.14	Governing Law; Jurisdiction; Etc.	115

10.15	Waiver of Jury Trial	116

10.16	No Advisory or Fiduciary Responsibility	116

10.17	Electronic Execution; Electronic Records; Counterparts	117

10.18	USA PATRIOT Act	118

10.19	Time of the Essence	118

10.20	ENTIRE AGREEMENT	118

10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	118

10.22	Acknowledgement Regarding Any Supported QFCs	119

SIGNATURES	S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
2.14	Non-NAIC Approved Bank Election Options
5.08(d)	ERISA Compliance
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Revolving Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Notice of Loan Prepayment
F-1 – F-4	U.S. Tax Compliance Certificates
G	Non-NAIC Approved Bank Election Notice
H	Fronted Letter of Credit
I	Several Letter of Credit

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 1, 2022, among W. R. BERKLEY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each of CREDIT SUISSE AG, NEW YORK BRANCH, JPMORGAN CHASE BANK, N.A. and MORGAN STANLEY SENIOR FUNDING, INC., respectively, as Syndication Agents and BANK OF AMERICA, N.A., as Administrative Agent, Several L/C Agent and Fronting L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility (including a discretionary letter of credit facility), and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case, in any transaction or group of transactions which are part of a common plan.

“Act” has the meaning specified in Section 10.18.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means a Lender that is not obligated to issue a particular Several Letter of Credit because of one or more of the events or circumstances described in Sections 2.03(a)(iii)(A) or (B) and that has elected not to issue such Several Letter of Credit as a result of one or more of such events or circumstances.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning set forth in the preamble.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Level	Debt Rating (S&P / Moody’s / Fitch)	Commitment Fee	Applicable Rate for Term SOFR Loans and Letter of Credit Fee	Applicable Rate for Base Rate Loans
1	≥ A / A2 / A	0.100%	1.000%	0.000%
2	A- / A3 / A-	0.120%	1.125%	0.125%
3	BBB+ / Baa1 / BBB+	0.150%	1.250%	0.250%
4	BBB / Baa2 / BBB	0.200%	1.375%	0.375%
5	≤ BBB- / Baa3 / BBB-	0.250%	1.500%	0.500%

As used above, “Debt Rating” means, as of any date of determination, the debt rating as determined by S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided, that (a) if all three Debt Ratings are in effect, and two or more Debt Ratings are at the same pricing level, that pricing level will apply; (b) if all three Debt Ratings are in effect, each at a different pricing level, the pricing level of the middle Debt Rating shall apply; (c) if only two Debt Ratings are in effect, the pricing level of the higher of such Debt Ratings shall apply (with the Debt Rating for pricing level 1 being the highest and the Debt Rating for pricing level 5 being the lowest), unless the ratings differential is two levels or more, in which case, the pricing level associated with the Debt Rating that is one level lower than the higher Debt Rating shall apply; (d) if only one Debt Rating is in effect, the pricing level of such Debt Rating shall apply; and (e) if no Debt Rating is in effect, pricing level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(d) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicant” means, with respect to a particular Letter of Credit, the Borrower or any other Subsidiary of the Borrower applying for such Letter of Credit pursuant to Section 2.03.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BofA Securities, Inc. (or any of its designated affiliates, or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(v).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the Commitments pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR (determined in accordance with clause (b) of the definition thereof) in effect for such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus one percent (1.00%), and (d) one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Berkley Insurance” means Berkley Insurance Company, a Delaware corporation.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP.

“Cash Collateral” means, with respect to any Letter of Credit, deposit account balances maintained with the Administrative Agent and pledged, as collateral, to the Administrative Agent for the benefit of the Fronting L/C Issuer or the Lenders, as applicable, in an amount equal to one hundred two percent (102%) of the Outstanding Amount of L/C Obligations.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than one or more Permitted Holders or any domestic company owned and controlled by one or more Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Co-Applicant” means the Borrower, acting as a co-applicant for each Applicant (other than the Borrower), with respect to a particular Letter of Credit.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) issue Several Letters of Credit (or purchase participations therein if it is a Non-NAIC Approved Bank and has a Limited Fronting Lender acting for it) and (c) purchase participations in L/C Obligations with respect to Fronted Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirming Bank” means, at any time, with respect to any Lender that is a Non-NAIC Approved Bank at such time, any other Lender or another financial institution acceptable to the Administrative Agent, the Several L/C Agent and the Borrower that is a NAIC Approved Bank and that has agreed to confirm the obligations of such Non-NAIC Approved Bank under Several Letters of Credit with respect to which such Non-NAIC Approved Bank is an issuer and which are outstanding during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank. For the avoidance of doubt, except as agreed by such Lender in its sole discretion, no Lender shall be obligated to be a Confirming Bank.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Governmental Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, at any date, without duplication, (a) the aggregate amount of all Indebtedness (excluding Hybrid Securities, Non-Recourse Indebtedness and obligations arising under issued letters of credit which have not been drawn by the beneficiary thereof) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus (b) Indebtedness if, upon or prior to the maturity thereof, necessary funds have been irrevocably deposited in trust or escrow for the payment, redemption or satisfaction of such Indebtedness, but only to the extent otherwise included in clause (a).

“Consolidated Net Worth” means, at any date, the “Total Equity” of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from “Consolidated Net Worth” (a) accumulated other comprehensive income (or loss) and (b) all noncontrolling interests (as determined in accordance with the Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”).

“Consolidated Total Capitalization” means, at any date, the sum of (a) Consolidated Debt, plus (b) Hybrid Securities, plus (c) Consolidated Net Worth.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.22(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or Several Letters of Credit within two (2) Business Days of the date such Loans or Several Letters of Credit were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Fronting L/C Issuer, or any other Lender (including any Limited Fronting Lender) any other amount required to be paid by it hereunder (including in respect of its participation in Fronted Letters of Credit or Several Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Fronting L/C Issuer or any Limited Fronting Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) ceases to be a NAIC Approved Bank and has failed to comply with its obligations under Section 2.14(g), if applicable. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Several L/C Agent, the Fronting L/C Issuer, any applicable Limited Fronting Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region itself is the subject of any Sanction (including, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning set forth in Section 10.17.

“Electronic Record” shall have the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.

“Electronic Signature” shall have the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.

“Eligible Assignee” means any Qualified Institutional Buyer and any other Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA or that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Hybrid Securities” means, at any date, the aggregate amount of Hybrid Securities in excess of fifteen percent (15%) of Consolidated Total Capitalization.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (e) any withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated February 11, 2022, among the Borrower, the Administrative Agent and BofA Securities, Inc.

“FHLBB” has the meaning set forth in Section 7.01(g).

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronted L/C Cash Collateral” has the meaning set forth in Section 2.14(g)(i).

“Fronted Letter of Credit” means any Letter of Credit which is issued by the Fronting L/C Issuer pursuant to Section 2.03(a), in substantially the form of Exhibit H or in such other form as may be acceptable to the Fronting L/C Issuer.

“Fronting/Confirming Sublimit” means, at any time, for the Fronting L/C Issuer or any Lender that at such time is a Limited Fronting Lender or Confirming Bank, such amount as the Borrower and the Fronting L/C Issuer, Limited Fronting Lender or Confirming Bank, as applicable, may agree (which amount and any change thereto shall be notified by the Fronting L/C Issuer, Limited Fronting Lender or Confirming Bank, as applicable, to the Administrative Agent); provided, that, any such amount shall not exceed the Aggregate Commitments. For the avoidance of doubt, as of the Closing Date, the Fronting/Confirming Sublimit of the Fronting L/C Issuer and each Lender (in its capacity as a Limited Fronting Bank or Confirming Bank) shall be $0.

“Fronting/Confirming Sublimit Usage” means, at any time, for the Fronting L/C Issuer or any Lender that at such time is a Limited Fronting Lender and/or Confirming Bank, the sum of (i) the obligations of the Fronting L/C Issuer or such Lender as the issuer under all then outstanding Fronted Letters of Credit issued or deemed issued under this Agreement, plus (ii) the obligations of the Fronting L/C Issuer or such Lender in its capacity as a Limited Fronting Lender and/or Confirming Bank under all then outstanding Several Letters of Credit issued or deemed issued under this Agreement plus (iii) the obligations owing to the Fronting L/C Issuer or such Lender in its capacity as the Fronting L/C Issuer, a Limited Fronting Lender and/or a Confirming Bank in respect of outstanding unreimbursed draws under Letters of Credit issued or deemed issued under this Agreement.

“Fronting L/C Issuer” means Bank of America in its capacity as issuer of Fronted Letters of Credit hereunder, or any successor issuer of Fronted Letters of Credit hereunder.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board’s Accounting Standards Codification, that are applicable to the circumstances as of the determination date.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that “Guarantee” shall not include (x) obligations under insurance or reinsurance agreements, treaties or policies or (y) endorsements for collection or deposit in the ordinary course of business, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i) and 2.03(c)(ii), as context may require.

“Hybrid Securities” means any junior subordinated debt or trust preferred securities issued by the Borrower or any of its consolidated Subsidiaries that received hybrid equity treatment at issuance from S&P in its capital adequacy models.

“Increase Effective Date” has the meaning specified in Section 2.13(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding, for the avoidance of doubt, surety bonds, fidelity bonds and other similar insurance products);

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments other than under insurance policies issued by an Insurance Subsidiary;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and contingent acquisition consideration which has not yet become due);

(e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to assets acquired by such Person (limited, to the extent the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets, to the fair market value (as determined by such Person in good faith) of such assets);

(f) Capitalized Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Guarantees of such Person in respect of any of the foregoing; and

(i) obligations of the kind referred to clauses (a) through (h) secured by a Lien on property owned or being purchased by such Person, whether or not such obligation shall have been assumed by such Person or is limited in recourse.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For the avoidance of doubt, Indebtedness shall not include any obligations under operating leases (in accordance with Section 1.03) or real property leases.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Authorities” means collectively, in relation to any particular jurisdiction, the insurance regulatory authorities, commissions, agencies, departments, boards or other authorities of or in that jurisdiction.

“Insurance Subsidiary” means each direct or indirect Subsidiary of the Borrower engaged primarily in the insurance business and licensed as an insurance company.

“Intercompany Indebtedness” means Indebtedness payable by one Subsidiary to the Borrower or another Subsidiary.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Revolving Loan Notice; provided, that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) any loan, advance, deposit or extension of credit (including, without limitation, Guarantees), (b) any capital contribution or purchase of Equity Interests, and (c) any acquisition of property other than upon full payment in cash at fair market value; provided, however that the term “Investment” shall not include (i) investments and reinvestments in portfolio securities, loans, limited partnership interests, equity investments, investments in CLOs and other similar investments (collectively, “portfolio assets”) in the ordinary course of business, (ii) sales or other transfers of portfolio assets among the Borrower and its Subsidiaries in the ordinary course of business, (iii) trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable on a current basis in accordance with customary trade terms, (iv) deposits, advances or prepayments to suppliers for property leased or licensed, goods furnished and services rendered in the ordinary course of business, (v) advances to employees for relocation and travel expenses, drawing accounts and similar expenditures, (vi) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to any Person or as security for any such Indebtedness or claims or (vii) demand deposits in banks or similar financial institutions. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender, as applicable, and a Borrower (and, if applicable, any Subsidiary as an Applicant) or in favor of the Fronting L/C Issuer, the Several L/C Agent or such Limited Fronting Lender, as applicable, and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof. Any L/C Credit Extension with respect to Fronted Letters of Credit shall be at the sole discretion of the Fronting L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Fronting L/C Issuer, the Several L/C Agent and any then Limited Fronting Lender.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders and the Fronting L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Fronting L/C Issuer or the Several L/C Agent, as applicable.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Obligor” means the Borrower and any Subsidiary for whom the Borrower may be a Co-Applicant or for whose account a Letter of Credit is issued.

“Letter of Credit Sublimit” means an amount equal to Fifty Million Dollars ($50,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Fronting Lender” means, at any time, (a) with respect to any Lender that is an Affected Lender with respect to a particular Several Letter of Credit requested to be issued, renewed, extended or amended at such time, any Lender (so long as it is not an Affected Lender with respect to such Several Letter of Credit) that has agreed with the Borrower that it shall be an issuer with respect to any Affected Lender’s Applicable Percentage (or other applicable share if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit) of such Several Letter of Credit, or (b) with respect to any Lender that is a Non-NAIC Approved Bank at such time, any Lender that is a NAIC Approved Bank and that has agreed with the Borrower that it shall be an issuer with respect to such Non-NAIC Approved Bank’s share of Several Letters of Credit issued, renewed, extended or amended by the Lenders during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank. For the avoidance of doubt, except as agreed by such Lender in its sole discretion, no Lender shall be obligated to be a Limited Fronting Lender.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each other Letter of Credit Obligor.

“Margin Debt” means indebtedness incurred by the Borrower or any Subsidiary from time to time secured by equity securities.

“Material Adverse Effect” means a material adverse effect upon (a) the business, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower and its Subsidiaries to perform its Obligations; or (c) the ability of the Administrative Agent or any Lender to enforce any Loan Document in accordance with the terms thereof or the rights and remedies of the Administrative Agent, on behalf of the Lenders, under such Loan Documents.

“Maturity Date” means the earliest of (a) April 1, 2027 (provided, however, if such date is not a Business Day, the date which is the next preceding Business Day), (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Minimum Collateral Amount” means, at any time, (i) an amount equal to one hundred two percent (102%) of the Outstanding Amount of L/C Obligations (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), or (ii) otherwise, an amount determined by the Administrative Agent, the Several L/C Agent and/or Fronting L/C Issuer, as applicable, in their reasonable discretion and in approximate amounts determined in accordance with clause (i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA, to which the Borrower or any ERISA Affiliate makes contributions, or during the preceding five plan years, has made contributions.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means, at any time, any Lender that is listed on the then most current “List of Qualified U.S. Financial Institutions” approved by the NAIC; provided, that if such Lender is a Foreign Lender, such Lender is acting through the United States branch of such Lender listed on such “List of Qualified U.S. Financial Institutions”.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(v).

“Non-NAIC Approved Bank” means, at any time, any Lender that is not a NAIC Approved Bank.

“Non-NAIC Approved Bank Election Notice” means a notice by the Borrower, given pursuant to Section 2.14, advising the Administrative Agent of which option(s), if any, the Borrower elects to exercise in response to a Lender becoming a Non-NAIC Approved Bank after the Closing Date, which shall be substantially in the form of Exhibit G.

“Non-Pro Rata Issuance Election” means an election by the Borrower to have Several Letters of Credit issued, renewed, extended or amended on an adjusted pro rata basis, as more fully described in subparagraph (d) of Schedule 2.14.

“Non-Recourse Indebtedness” means any Indebtedness the terms of which provide that the claim for repayment of such Indebtedness by the holder thereof is limited solely to a claim against (i) the real property or physical assets securing such Indebtedness, (ii) Investments made in entities whose primary assets are loans secured by such assets set forth in clause (i) hereof, or (iii) loans secured by the assets set forth in clause (i) hereof; provided, that recourse obligations or liabilities solely for fraud, environmental matters and other customary “non-recourse carve-outs” in respect of any such Indebtedness will not prevent such Indebtedness from being classified as Non-Recourse Indebtedness.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including such changes resulting from any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating L/C Issuer” means, from time to time with respect to each Several Letter of Credit, each Affected Lender or Non-NAIC Approved Bank, as applicable, for which a Limited Fronting Lender has agreed to be liable as an issuer. For the avoidance of doubt, a Non-NAIC Approved Bank shall not be a Participating L/C Issuer with respect to any Several Letter of Credit for which the Borrower has made a Non-Pro Rata Issuance Election and there is no Limited Fronting Lender for such Non-NAIC Approved Bank.

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and/or Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holder” means (a) William R. Berkley, (b) the parents, spouse or lineal descendants of William R. Berkley (it being understood that lineal descendants include children by adoption), (c) any trust in which William R. Berkley or the Persons identified in clause (b) hold voting and dispositive power or the beneficiaries of which include only William R. Berkley or the Persons identified in clause (b), and/or (d) any charitable foundation in which William R. Berkley or the Persons identified in clause (b) hold voting and dispositive power.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Projections” has the meaning set forth in Section 5.10.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Institutional Buyer” means any domestic or foreign bank, insurance company (other than any of the Borrower’s Affiliates or Subsidiaries) savings and loan association, or registered investment company which in the aggregate owns and invests on a discretionary basis at least $100,000,000 in securities and which has a net worth of at least $100,000,000; provided, however, so long as no Event of Default has occurred and is continuing, the Borrower shall approve any assignment to a Qualified Institutional Buyer to the extent required under Section 10.06(b).

“Recipient” means the Administrative Agent, any Lender, the Fronting L/C Issuer, the Several L/C Agent or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as provided in the Securities Laws.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Party” or “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Fronting L/C Issuer or Several L/C Agent, as applicable, in making such determination.

“Rescindable Amount” has the meaning specified in Section 2.11(f).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the executive chairperson, chief executive officer, chief financial officer or secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Risk Participation Cash Collateral” means, with respect to any Fronted Letter of Credit or any Several Letter of Credit issued in part by any Limited Fronting Lender, deposit account balances maintained with the Administrative Agent, pledged, as collateral, to the Administrative Agent for the benefit of the Fronting L/C Issuer or any Limited Fronting Lender, as applicable, in an amount equal to the Minimum Collateral Amount in respect of such Fronted Letter of Credit or Several Letter of Credit, such pledge to be made pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (which documentation is hereby consented to by the Lenders, the Fronting L/C Issuer and any Limited Fronting Lender, as applicable).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” means Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning set forth in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Several L/C Agent” means Bank of America, in its capacity as agent and attorney-in-fact for the Lenders in issuing and amending Several Letters of Credit, or any successor in such capacity.

“Several L/C Cash Collateral” has the meaning set forth in Section 2.14(g)(ii).

“Several Letter of Credit” means any Letter of Credit issued severally by the Lenders, substantially in the form of Exhibit I, with such changes therein as the Several L/C Agent determines are acceptable to it and not adverse to the interests of the Lenders.

“Significant Subsidiary” means, as of the last day of the most recent fiscal quarter, any Subsidiary of the Borrower which represents ten percent (10%) or more of “Total Assets” of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance GAAP.

“SOFR” with respect to any day means the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, with respect to (a) Daily Simple SOFR, one-tenth of one percent (0.10%) and (b) Term SOFR, (i) one-tenth of one percent (0.10%) for an Interest Period of one-month’s or three-month’s duration and (ii) two-tenths of one percent (0.20%) for an Interest Period of six-month’s duration.

“Statutory Accounting Methods” means the statutory reporting practices prescribed or permitted by the applicable Insurance Authorities with respect to the Insurance Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means each of Credit Suisse AG, New York Branch, JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., respectively.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one (1) month commencing that day;

provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning set forth in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means with respect to a Revolving Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i) and 2.03(c)(ii), as context may require.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation one hundred percent (100%) of whose common stock is at the time owned by such Person and/or one or more direct or indirect Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association or other entity in which such Person and/or one or more direct or indirect Wholly-Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest at such time.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For purposes of Section 8.01(b), a breach of a financial covenant contained in Section 7.07 shall be deemed to have occurred as of the last day of any specified measuring period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent and the Lenders.

(e) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or Statutory Accounting Methods, as the case may be, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be 100% of the carrying value thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) any lease of the Borrower or any Subsidiary thereof, whether now existing or entered into in the future, that would have been classified as a capital lease or an operating lease under FASB guidance prior to its issuance of ASU 2016-02 will be treated as, respectively, a finance lease or operating lease of the Borrower or such Subsidiary for all purposes of this Agreement, notwithstanding the issuance or the adoption of ASU 2016-02.

(b) Changes in GAAP or Statutory Accounting Methods. If at any time any change in GAAP or Statutory Accounting Methods, as the case may be, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or Statutory Accounting Methods, as the case may be, (subject to the approval of the Required Lenders and the Borrower); provided, that until so amended,

(i) such ratio or requirement shall continue to be computed in accordance with GAAP or Statutory Accounting Methods, as the case may be, prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or Statutory Accounting Methods, as the case may be.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may, in the ordinary course of their business, engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment (except as agreed in such Lender’s sole discretion, as provided in clauses (A) and (D), as applicable, of Section 2.03(a)(i) for the Fronting L/C Issuer or any Limited Fronting Lender). Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Revolving Loans.

(a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Revolving Loan Notice; provided, that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Revolving Loan Notice. Each Revolving Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Unreimbursed Amounts outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Revolving Loans.

(f) With respect to the use of SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(g) In the event that the Borrower has made a Non-Pro Rata Issuance Election and thereafter the Borrower requests a Borrowing, such Borrowing shall, subject to the other terms and provisions hereof, be advanced, first, by those Non-NAIC Approved Banks that do not participate in the issuance, renewal, extension or amendment of one or more Several Letters of Credit as the result of such Non-Pro Rata Issuance Election until, after giving effect thereto, the Total Outstandings owing to the Lenders are held by the Lenders pro rata in accordance with their respective Commitments, and, second, by the Lenders (including such Non-NAIC Approved Banks) pro rata in accordance with their respective Commitments, provided, that, for the avoidance of doubt, the provisions of this Section 2.02(g) shall not obligate any Lender to make or participate in Credit Extensions in an aggregate Outstanding Amount that exceeds its Commitment.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein (including, without limitation, Section 2.14), from time to time on any Business Day during the Availability Period, (A) the Fronting L/C Issuer may, in its sole discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) issue Fronted Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Fronted Letters of Credit previously issued by it, and (2) honor complying drawings under Fronted Letters of Credit issued by the Fronting L/C Issuer; (B) each Lender agrees, through the Several L/C Agent, (1) to issue severally, and for itself alone, Several Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries in such Lender’s Applicable Percentage (or other applicable share if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the aggregate stated amounts of such Several Letters of Credit, and to amend or extend Several Letters of Credit previously issued by it, and (2) to honor severally, and for itself alone, drawings under the Several Letters of Credit in an amount equal to its Applicable Percentage (or other applicable share if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of such drawings; (C) with respect to any Affected Lender or Non-NAIC Approved Bank, as applicable, as a Participating L/C Issuer under any Several Letter of Credit to be issued pursuant hereto, any Lender as a Limited Fronting Lender may, in its sole discretion, agree, in reliance upon the agreements of such Affected Lender or Non-NAIC Approved Bank, as applicable, as a Participating L/C Issuer set forth in this Section 2.03, to issue through the Several L/C Agent, in addition to or as a part of the Several Letters of Credit it has agreed to issue on its own behalf, severally any such Several Letter of Credit, for the account of the Borrower or any of its Subsidiaries, in an amount equal to such Affected Lender’s or Non-NAIC Approved Bank’s, as applicable, Applicable Percentage (or other applicable share if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit or such Several Letter of Credit is reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the stated amount of such Several Letter of Credit, and to amend or extend each such Several Letter of Credit previously issued by it as a Limited Fronting Lender for such Participating L/C Issuer; and (D) with respect to any Several Letter of Credit issued by a Limited Fronting Lender pursuant to clause (C) preceding, each applicable Affected Lender or Non-NAIC Approved Bank, as applicable, agrees to purchase participations in the obligations of such Limited Fronting Lender under such Several Letter of Credit in an amount equal to all of the credit exposure of such Limited Fronting Lender (solely in its capacity as a Limited Fronting Lender for such Affected Lender or Non-NAIC Approved Bank, as applicable) under such Several Letter of Credit;

provided, that after giving effect to any L/C Credit Extension, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Loans of any Lender, plus the Outstanding Amount of all L/C Obligations owing to such Lender (whether as an issuer or as a participant) shall not exceed such Lender’s Commitment (except as agreed in such Lender’s sole discretion, as provided in clauses (A) and (C), as applicable, above for a Fronting L/C Issuer or a Limited Fronting Lender), (y) the Outstanding Amount of the Fronting/Confirming Sublimit Usage of any Lender shall not exceed the Fronting/Confirming Sublimit of such Lender and (z) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit.

Each request by the Borrower for the issuance or amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in this Agreement. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the Availability Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. If requested by the Borrower but subject to the terms and conditions hereof, a Letter of Credit shall satisfy the requirements for letters of credit under the credit-for-reinsurance provisions of the relevant beneficiary’s domiciliary state’s insurance laws and regulations (or the requirements for similar purposes of such other Governmental Authority which then regulates the relevant beneficiary’s insurance business as may be specified by the Borrower) as to which the Borrower provides written notice to the Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Administrative Agent prior to the date of issuance of such Letter of Credit; provided, that such issuance (or confirmation) does not, in the sole discretion of the Fronting L/C Issuer or the Several L/C Agent, as applicable, materially change the potential liability of the Fronting L/C Issuer, the Several L/C Agent or the Lenders; provided, further, that the Fronting L/C Issuer or the Several L/C Agent, as applicable, the Administrative Agent or any Lender shall not be obligated to verify such satisfaction.

(ii) Neither the Fronting L/C Issuer, the Several L/C Agent nor the Lenders, as applicable, shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(v), the expiry date of such Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension of such Letter of Credit, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such Letter of Credit would occur more than twelve (12) months after the Maturity Date, unless all the Lenders have approved such expiry date.

(iii) Neither the Fronting L/C Issuer, the Several L/C Agent nor any Lender, as applicable, shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender from issuing such Letter of Credit, or any Law applicable to the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender shall prohibit, or request that the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Fronting L/C Issuer, the Several L/C Agent or, if the Administrative Agent has been notified thereof by such Lender, any Lender in good faith deems material to it.

(B) the issuance of such Letter of Credit would violate one or more policies generally applicable to letters of credit issued by the Fronting L/C Issuer, the Several L/C Agent or any Lender (with respect to any such Lender, if the Administrative Agent has been notified thereof by such Lender), as applicable;

(C) except as otherwise agreed by the Fronting L/C Issuer or the Several L/C Agent, as applicable, such Letter of Credit is in an initial stated amount of less than $1,000,000;

(D) such Letter of Credit is to be denominated in any currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) such Letter of Credit is a Fronted Letter of Credit and any Lender is a Defaulting Lender or a Several Letter of Credit in respect of which there is a Limited Fronting Lender and the Participating L/C Issuer thereunder is a Defaulting Lender, unless (after giving effect to Section 2.15(a)(iv) and (v)) the Fronting L/C Issuer or the applicable Limited Fronting Lender, as applicable, has entered into arrangements satisfactory to it (including, without limitation, arrangements for the provision of Risk Participation Cash Collateral) with the Borrower or such Defaulting Lender to eliminate the Fronting L/C Issuer’s or the applicable Limited

Fronting Lender’s, as applicable, risk with respect to such Defaulting Lender; provided, that, if the Borrower provides Risk Participation Cash Collateral with respect to a Letter of Credit requested to be issued hereunder, the Fronting L/C Issuer or the applicable Limited Fronting Lender, as applicable, shall not be entitled to rely on this clause as justification for not issuing such Letter of Credit. To the extent that the Borrower or a Defaulting Lender provides Risk Participation Cash Collateral, the Borrower or such Defaulting Lender, as applicable, hereby grants to the Administrative Agent, for the benefit of the Fronting L/C Issuer or the applicable Limited Fronting Lender, as applicable, a security interest in all deposit accounts and all balances therein constituting such Risk Participation Cash Collateral and all proceeds of the foregoing solely as security for the purposes described under Section 2.03(c)(i) hereof. Such Risk Participation Cash Collateral shall be maintained in blocked transaction accounts with the Administrative Agent; provided, that (1) in the event that any Lender on account of whom such Risk Participation Cash Collateral was delivered shall no longer be a Defaulting Lender, the Administrative Agent shall return to the pledgor such portion of Risk Participation Cash Collateral attributable to such Lender, (2) in the event that any Lender on account of whom such Risk Participation Cash Collateral was delivered shall have its Commitment reduced, the Administrative Agent shall return to the pledgor such portion of the Risk Participation Cash Collateral attributable to such Lender in proportion to the amount by which such Lender’s Commitment is so reduced, (3) in the event that the applicable Letter of Credit on account of which such Risk Participation Cash Collateral was delivered expires or is drawn upon, and such drawing has been reimbursed by the Borrower, the Administrative Agent shall return to the pledgor such portion of the Risk Participation Cash Collateral attributable to such expired Letter of Credit or such reimbursed drawing, as applicable, and (4) to the extent the Borrower provides Risk Participation Cash Collateral, such Risk Participation Cash Collateral shall be applied to satisfy drawings under the Letters of Credit as they occur.

(iv) Neither the Fronting L/C Issuer, the Several L/C Agent nor any Lender, as applicable, shall amend or extend any Letter of Credit if it would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) Neither the Fronting L/C Issuer, the Several L/C Agent nor any Lender, as applicable, shall be under any obligation to amend any Letter of Credit if (A) the Fronting L/C Issuer, the Several L/C Agent or such Lender, as applicable, would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Fronted Letter of Credit may (in the sole discretion of the Fronting L/C Issuer), and Several Letter of Credit shall, be issued or amended, as the case may be, upon the request of the Applicant, and, if a Subsidiary of the Borrower is the Applicant,

the Borrower, as Co-Applicant, by the delivery to (A) the Administrative Agent (which shall promptly notify the Fronting L/C Issuer of such request), in the case of Fronted Letters of Credit, or (B) the Several L/C Agent and the Administrative Agent, in the case of Several Letters of Credit, of a writing in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Applicant and, if a Subsidiary of the Borrower is the Applicant, the Borrower. Promptly after receipt of any Letter of Credit Application for a Several Letter of Credit, the Several L/C Agent will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Applicant, and, if applicable, the Borrower, as the Co-Applicant, and, if not, the Several L/C Agent will provide the Administrative Agent with a copy thereof. Promptly after receipt of any Letter of Credit Application for a Fronted Letter of Credit, the Administrative Agent shall send such Letter of Credit Application to the Fronting L/C Issuer. Any such Letter of Credit Application may be submitted by the Applicant and, if applicable, the Borrower, as the Co-Applicant, by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Administrative Agent, the Fronting L/C Issuer or the Several L/C Agent, as applicable, by personal delivery or by any other means acceptable to the Administrative Agent, the Fronting L/C Issuer or the Several L/C Agent, as applicable. Such Letter of Credit Application must be received by the Administrative Agent and/or the Several L/C Agent, as applicable, (A) not later than 11:00 a.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment (or such later date and time as the Administrative Agent and the Fronting L/C Issuer may agree in a particular instance in their sole discretion), as the case may be of any Fronted Letter of Credit, and (B) not later than 11:00 a.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment (or such later date and time as the Administrative Agent and the Several L/C Agent may agree in a particular instance in their sole discretion), as the case may be, of any Several Letter of Credit. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Fronting L/C Issuer or the Several L/C Agent, as applicable: (A) who is the Applicant and, if the Applicant is a Subsidiary of the Borrower, that the Borrower is the Co-Applicant; (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the amount thereof; (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) the purpose and nature of the requested Letter of Credit; (I) whether such Letter of Credit is to be issued as a Fronted Letter of Credit or a Several Letter of Credit; (J) if such Letter of Credit is to be issued as a Several Letter of Credit, whether there is to be a Limited Fronting Lender or Confirming Bank (and if there is a Limited Fronting Lender or Confirming Bank, the name of such Limited Fronting Lender or Confirming Bank); and (K) such other matters as the Fronting L/C Issuer, the Several L/C Agent, or any Lender (through the Administrative Agent), as applicable, may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Fronting L/C Issuer or the Several L/C Agent, as applicable, (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and

(z) such other matters as the Fronting L/C Issuer, the Several L/C Agent or any Lender (through the Administrative Agent), as applicable, may reasonably require. Additionally, the Applicant shall furnish to the Fronting L/C Issuer (through the Administrative Agent) or the Several L/C Agent, as applicable, and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Fronting L/C Issuer (through the Administrative Agent), the Several L/C Agent, or any Lender (through the Administrative Agent), as applicable, may reasonably require.

(ii) Unless the Fronting L/C Issuer or the Several L/C Agent, as applicable, has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that such Letter of Credit is not permitted to be issued hereunder or that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Fronting L/C Issuer may (in its sole discretion) or the Several L/C Agent shall, on the requested date, issue a Fronted Letter of Credit or Several Letter of Credit, as applicable, for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, usual and customary business practices.

(iii) The Several L/C Agent is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender (including each Limited Fronting Lender) and to otherwise act on behalf of each Lender with respect to each Several Letter of Credit. The Several L/C Agent shall use the Applicable Percentage (or other applicable share if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of each Lender as its “Commitment Share” (or equivalent term) under each Several Letter of Credit; provided, that the applicable Limited Fronting Lender, in its capacity as such, shall, in addition to its own “Commitment Share” as a Lender, have a “Commitment Share” (or equivalent term) equal to the Applicable Percentage (or other applicable share if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letter of Credit or such Several Letter of Credit is reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of each Participating L/C Issuer for which such Limited Fronting Lender serves in such capacity under such Several Letter of Credit. The Several L/C Agent is hereby authorized to amend a Several Letter of Credit to change the “Commitment Share” (or equivalent term) of a Lender or add or delete a Lender liable thereunder in connection with an assignment or any other addition or replacement of a Lender in accordance with the terms of this Agreement. In the event a Lender becomes a Participating L/C Issuer or ceases to be a Participating L/C Issuer, the Several L/C Agent is hereby authorized to amend each Several Letter of Credit to reflect such change in status and to change the “Commitment Share” (or equivalent term) of the applicable Limited Fronting Lender, as the case may be. Each Lender hereby irrevocably constitutes and appoints the Several L/C Agent its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the Several L/C Agent for the limited purpose of issuing, executing and delivering, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and for carrying out the purposes of this Agreement with respect to Several Letters of Credit.

(iv) It is the intention and agreement of the Administrative Agent, the Lenders and the Several L/C Agent that (A) except as otherwise expressly set forth herein (including with respect to Limited Fronting Lenders), the rights and obligations of the Lenders in respect of outstanding Several Letters of Credit shall be determined in accordance with the Applicable Percentages (or other applicable shares if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders from time to time in effect and (B) outstanding Several Letters of Credit shall be promptly amended to reflect any changes in the Applicable Percentages (or other applicable shares if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders, whether arising in connection with an assignment pursuant to Section 10.06, an increase of the Aggregate Commitments pursuant to Section 2.13, or any other event or circumstance resulting in a change in the Applicable Percentages (or other applicable shares if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders under this Agreement. However, it is acknowledged by the Administrative Agent, the Lenders and the Several L/C Agent that amendments of outstanding Several Letters of Credit may not be immediately effected and may be subject to the consent of the beneficiaries of such Several Letters of Credit. Accordingly, whether or not Several Letters of Credit are amended as contemplated hereby, the Lenders agree that they shall purchase and sell participations or otherwise make or effect such payments among themselves (but through the Administrative Agent) so that payments by the Lenders of drawings under Several Letters of Credit and payments by the Borrower of Unreimbursed Amounts and interest thereon are, except as otherwise expressly set forth herein (including with respect to Limited Fronting Lenders and Defaulting Lenders), in each case shared by the Lenders in accordance with the Applicable Percentages (or other applicable shares if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or a such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) of the Lenders from time to time in effect.

(v) If an Applicant so requests in any applicable Letter of Credit Application, the Fronting L/C Issuer may, in its sole discretion, or the Several L/C Agent (on behalf of the Lenders) will, issue or amend a Fronted Letter of Credit or Several Letter of Credit, as applicable, to provide for automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the Fronting L/C Issuer or the Several L/C Agent, as applicable, to prevent any such extension by giving notice to the beneficiary thereof prior to the thirtieth (30th) day (or, as an Applicant may request, such other day prior to the thirtieth (30th) day, but not prior to the ninetieth (90th) day) preceding the then current expiration date of such Letter of Credit (the “Non-Extension Notice Date”). The Applicant (or, if applicable, the Borrower as the Co-

Applicant) shall not be required to make a specific request to the Fronting L/C Issuer or the Several L/C Agent, as applicable, for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized the Fronting L/C Issuer or the Several L/C Agent, as applicable, to permit the extension of such Letter of Credit to an expiry date not later than twelve (12) months from the then existing expiry date and in any event not later than twelve (12) months after the Maturity Date; provided, however, that the Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not permit any such extension if (A) the Fronting L/C Issuer or the Several L/C Agent (on behalf of the Lenders), as applicable, has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), and the Fronting L/C Issuer or the Several L/C Agent, as applicable, has provided notice thereof to the Borrower no later than the Non-Extension Notice Date, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (or, in the case of the Borrower, that the Borrower does not want such Letter of Credit to be extended), and in each such case directing the Fronting L/C Issuer or the Several L/C Agent, as applicable, not to permit such extension.

(vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Fronting L/C Issuer or the Several L/C Agent, as applicable, will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Promptly upon receipt of a copy of such Letter of Credit or amendment, the Administrative Agent will notify the Lenders of the details such Letter of Credit or amendment (which shall include the Fronting L/C Issuer, Limited Fronting Lenders and Confirming Banks for such Letter of Credit, and whether such Letter of Credit was issued other than in accordance with the Lenders’ Applicable Percentages). Within ten (10) days after the end of each calendar month, each Fronting L/C Issuer will deliver to the Administrative Agent a written report setting forth the Fronted Letters of Credit that have been issued by the Fronting L/C Issuer and were outstanding as of the last day of such calendar month. Within fifteen (15) days after the end of each calendar month, the Administrative Agent will deliver to each of the Lenders and the Borrower a written report setting forth the Letters of Credit that have been issued and were outstanding as of the last day of such calendar month (which shall include the Fronting L/C Issuer, Limited Fronting Lenders and Confirming Banks for each issued and outstanding Letter of Credit, and whether any Letter of Credit has been issued other than in accordance with the Lenders’ Applicable Percentages).

(c) Drawings and Reimbursements; Fundings.

(i) Upon receipt from the beneficiary of any Fronted Letter of Credit of any notice of a complying drawing under such Fronted Letter of Credit, the Fronting L/C Issuer shall, promptly and in any event at least one (1) Business Day before the date (the “Honor

Date”) on which the Fronting L/C Issuer anticipates that payment of such drawing will be made, notify the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m. on the Honor Date, so long as the Borrower has received notice of such payment from the Fronting L/C Issuer or the Administrative Agent by 10:00 a.m. on such Honor Date and, otherwise, not later than 2:00 p.m. on the following Business Day, the Borrower shall reimburse the Fronting L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to make such reimbursement by the required time, the Administrative Agent shall promptly notify the Fronting L/C Issuer and each Lender of the Honor Date, the amount the unreimbursed drawing (such amount, the “Unreimbursed Amount”) and the amount of each Lender’s Applicable Percentage thereof. Each Lender shall, upon any notice pursuant to this Section 2.03(c)(i), in purchase of its participation in such Unreimbursed Amount, make funds available to the Administrative Agent for the account of the Fronting L/C Issuer at the Administrative Agent’s Office in an amount equal to such Lender’s Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. If any Defaulting Lender shall fail to make such funds available, any Risk Participation Cash Collateral delivered on account of such Defaulting Lender for the respective Fronted Letter of Credit shall be applied by the Administrative Agent to the reimbursement of the Fronting L/C Issuer as required hereunder. The Administrative Agent shall remit the funds so received or applied to the Fronting L/C Issuer. Any notice given by the Fronting L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Upon receipt from the beneficiary of any Several Letter of Credit of any notice of a drawing under such Several Letter of Credit, the Several L/C Agent shall notify the Administrative Agent, and the Administrative Agent shall notify the Borrower and the Lenders, thereof, which notices shall be given promptly and in any event at least one (1) Business Day before the date (also the “Honor Date”) on which the Several L/C Agent anticipates that payment of such drawing will be made. Not later than 10:00 a.m. on the Honor Date and without further notice or demand by the Several L/C Agent or the Administrative Agent, (A) each Lender (including each Limited Fronting Lender) shall make funds available to the Several L/C Agent through the Administrative Agent at the Administrative Agent’s Office in an amount equal to its Applicable Percentage (or other applicable share as provided herein) (and, in the case of each Limited Fronting Lender, the Applicable Percentage (or other applicable share as provided herein) of each applicable Participating L/C Issuer) of such drawing and (B) in the event a Limited Fronting Lender pays the Applicable Percentage (or other applicable share as provided herein) of a Participating L/C Issuer, such Participating L/C Issuer shall pay such Applicable Percentage (or other applicable share as provided herein) to the Administrative Agent for the account of such Limited Fronting Lender in purchase of its participation in such payment. Not later than 2:00 p.m. on the Honor Date, so long as the Borrower has received notice of payment under such Several Letter of Credit from the Several L/C Agent or the Administrative Agent by 10:00 a.m. on the Honor Date and, otherwise, not later than 2:00 p.m. on the following Business Day the Borrower shall pay to the Lenders (including any Limited Fronting Lender) through the Administrative Agent an amount equal to the amount of such drawing (such amount, also the “Unreimbursed Amount”). Any notice given by the Several L/C Agent or the Administrative Agent pursuant to this Section 2.03(c)(ii) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Several L/C Agent shall be obligated to honor draws under Several Letters of Credit only to the extent of funds received from the Lenders (including any Limited Fronting Lender or Confirming Bank) or other Confirming Bank.

(iii) In the event the Borrower fails to pay any Unreimbursed Amount as required by clause (i) or (ii) above, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Business Day such Unreimbursed Amount is due in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Each Borrowing made pursuant to this Section 2.03(c)(iii) shall be applied by the Administrative Agent to pay the related Unreimbursed Amount.

(iv) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, such Unreimbursed Amount (together with interest) shall be immediately due and payable by the Borrower without further demand.

(v) Notwithstanding the date on which an Unreimbursed Amount is payable by the Borrower pursuant to Section 2.03(c)(i) or (ii), if an Unreimbursed Amount is not paid by the Borrower by 2:00 p.m. on the applicable Honor Date (whether through a Borrowing of Base Rate Loans or otherwise), each Unreimbursed Amount shall bear interest from the applicable Honor Date to the date that such Unreimbursed Amount is paid by the Borrower (whether through a Borrowing of Base Rate Loans or otherwise) at a rate equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%) per annum.

(vi) Until a Lender funds its obligations pursuant to this Section 2.03(c), interest in respect of such Lender’s applicable share of any Unreimbursed Amount shall be solely for the account of the Fronting L/C Issuer, the applicable Limited Fronting Lender or the Several L/C Agent (if the Several L/C Agent has funded on behalf of such Lender, as provided in Section 2.03(c)(viii)), as applicable.

(vii) Each Lender’s obligation to fund its obligations pursuant to this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Fronting L/C Issuer, any Limited Fronting Lender or the Several L/C Agent, as applicable, the Administrative Agent, the Borrower, any other Applicant or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such funding by any Lender shall relieve or otherwise impair the obligation of the Borrower to pay each Unreimbursed Amount, together with interest as provided herein.

(viii) If any Lender fails to make available to the Administrative Agent any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i) or Section 2.03(c)(ii), as applicable, the Fronting L/C Issuer, the applicable Limited Fronting Lender or the Several L/C Agent (to the extent that the Several L/C Agent shall have funded such amount on behalf of such Lender, it being understood and agreed that the Several L/C Agent shall have no obligation or liability to fund any amount under any Several Letter of Credit other than in its capacity as a Lender), as applicable, shall, through the Administrative Agent, be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Administrative Agent at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.

(d) Repayment of Fundings.

(i) If after the Fronting L/C Issuer or any Lender has funded its obligations under Section 2.03(c) in respect of any drawing under any Letter of Credit, the Administrative Agent receives any payment (including any payment of interest) in respect of the related Unreimbursed Amount (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), then the Administrative Agent will distribute to the Fronting L/C Issuer or such Lender its Applicable Percentage (or other applicable share as provided herein) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which the Fronting L/C Issuer’s or such Lender’s funding was outstanding) in the same funds as those received by the Administrative Agent. If any Lender has not funded its obligations as aforesaid, such Lender’s Applicable Percentage (or other applicable share as provided herein) of such payment shall be paid to the applicable Limited Fronting Lender or the Several L/C Agent (if the Several L/C Agent shall have funded on behalf of such Lender, as provided in Section 2.03(c)(viii)), as applicable.

(ii) If any payment made by the Administrative Agent to the Fronting L/C Issuer or the Lenders pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement), the Fronting L/C Issuer or each Lender, as applicable shall pay to the Administrative Agent its Applicable Percentage (or other applicable share as provided herein) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by the Fronting L/C Issuer or such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Fronting L/C Issuer and the Lenders under this clause shall survive payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to pay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense (other than a defense of payment, or performance, in full) or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Fronting L/C Issuer, any Limited Fronting Lender, the Several L/C Agent, any Lender, the Administrative Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Fronting L/C Issuer or Several L/C Agent, as applicable, of any requirement that exists for the Fronting L/C Issuer’s or Several L/C Agent’s, as applicable, protection and not the protection of the Borrower or any Subsidiary or any waiver by the Fronting L/C Issuer or Several L/C Agent, as applicable, which does not in fact materially prejudice the Borrower or any Subsidiary;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Fronting L/C Issuer or Several L/C Agent, as applicable, in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the Fronting L/C Issuer, the applicable Limited Fronting Lender or the Lenders under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or any payment made by the Fronting L/C Issuer, such Limited Fronting Lender or the Lenders, as applicable, under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary (other than a defense of payment, or performance, in full).

The Borrower and any other Applicant shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto requested by the Borrower and such Applicant that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s or such Applicant’s instructions or other irregularity, the Borrower or such Applicant will notify the Fronting L/C Issuer (with respect to Fronted Letters of Credit issued by the Fronting L/C Issuer) or the Several L/C Agent (with respect to Several Letters of Credit) within two (2) Business Days of receipt of such Letter of Credit or amendment. The Borrower or such Applicant shall be conclusively deemed to have waived any such claim against the Fronting L/C Issuers, the Several L/C Agent or the Lenders, as applicable, unless such notice is given as aforesaid.

(f) Role of Fronting L/C Issuer and Several L/C Agent. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, neither the Fronting L/C Issuer nor the Several L/C Agent shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Fronting L/C Issuer nor the Several L/C Agent, any Related Party nor any of the respective correspondents, participants or assignees of the Fronting L/C Issuer or the Several L/C Agent shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Issuer Document. The Borrower and any other Applicant hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Fronting L/C Issuer, the Several L/C Agent, any Related Parties nor any of the respective correspondents, participants or assignees of the Fronting L/C Issuer or the Several L/C Agent shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower (or any other applicable Applicant) may have a claim against an applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, and an applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, may be liable to the Borrower or such Applicant to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower or such Applicant which the Borrower or such Applicant proves were caused primarily by the Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, bad faith, willful misconduct or gross negligence or the Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Fronting L/C Issuer or the Several L/C Agent, as applicable, may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Fronting L/C Issuer or the Several L/C Agent, as applicable, may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. Upon the request of the Administrative Agent (given at the request or with the consent of the Required Lenders), if, as of the Maturity Date (and from time to time thereafter, but no more often than once every thirty (30) days), any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to the Minimum Collateral Amount at such time). Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 8.02(c), “Cash Collateralize” means to pledge to the Administrative Agent, for the benefit of an applicable Fronting L/C Issuer, an applicable Limited Fronting Lender and/or the Lenders, as applicable, as collateral for the L/C Obligations, deposit account balances denominated in Dollars and maintained with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of “Cash Collateralize” shall have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Fronting L/C Issuer, each applicable Limited Fronting Lender or the Lenders, as applicable, a security interest in all such deposit accounts and all balances therein and all proceeds of the foregoing delivered by the Borrower as Cash Collateral. Cash Collateral shall be maintained in a blocked deposit account at Bank of America.

(h) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the Fronting L/C Issuer or the Several L/C Agent, as applicable, and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, an applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, shall not be responsible to the Borrower for, and an applicable Fronting L/C Issuer’s or the Several L/C Agent’s, as applicable, rights and remedies against the Borrower shall not be impaired by, any action or inaction of such applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such applicable Fronting L/C Issuer or the Several L/C Agent, as applicable, or the beneficiary is located or the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage (or, with respect to Several Letters of Credit, other applicable shares if the Borrower has made a Non-Pro Rata Issuance Election with respect to such Several Letters of Credit or such Several Letters of Credit are reallocated or issued on an adjusted pro rata basis pursuant to Section 2.15(a)(v)) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of the Borrower equal to the Applicable Rate (converted to a daily rate) times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last day (or, if such day is not a Business Day, the next Business Day) of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date, on the date that is twelve (12) months after the Maturity Date and thereafter on demand, provided, that, each Lender’s Letter of Credit Fees shall be subject to adjustment (x) with respect to Defaulting Lenders, as set forth in Section 2.15(a)(iii) and (y) with respect to Non-NAIC Approved Bank or Affected Lenders, as agreed by such Non-NAIC Approved Bank or Affected Lender and any Lender acting as Limited Fronting Lender and/or Confirming Bank for such Lender under Section 2.14(d) (or other acceptable financial institution acting as Confirming Bank for such Lender in accordance with Section 2.14(e)) (and of which the Administrative Agent has received notice). If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders (or automatically in connection with any Event of Default pursuant to Sections 8.01(f) or (g)), all overdue Letter of Credit Fees shall accrue at the Default Rate. In the event that any Lender (or other acceptable financial institution acting as Confirming Bank for such Lender in accordance with Section 2.14(e)) agrees to act as a Limited Fronting Lender and/or Confirming Bank for any Lender that becomes an Affected Lender or a Non-NAIC Approved Bank, such Lender or other acceptable financial institution shall receive such compensation therefor as such Affected Lender or Non-NAIC Approved Bank and such other Lender or other acceptable financial institution may agree.

(j) Fronting Fee and Documentary and Processing Charges. The Borrower shall pay directly to the Fronting L/C Issuer, through the Administrative Agent, for its own account a fronting fee (converted to a daily rate) with respect to each Fronted Letter of Credit with respect to which it is the Applicant or the Co-Applicant in accordance with the Fee Letter. Such fronting fee shall be computed on the daily amount available to be drawn under such Fronted Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last day (or, if such day is not a Business Day, the next Business Day) of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date, on the date that is twelve (12) months after the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the Fronting L/C Issuer or the Several L/C Agent, as applicable, for its own account the customary issuance, presentation, amendment and other processing fees, and other standard and reasonable costs and charges, of the Fronting L/C Issuer or the Several L/C Agent, as applicable, relating to each Letter of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document (including any Letter of Credit Application), the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. The Borrower, as Co-Applicant, shall be obligated to pay each Unreimbursed Amount and accrued interest thereon with respect to each Letter of Credit that is issued or outstanding hereunder in support of any obligations of, or is for the account of, any Subsidiary of the Borrower. The Borrower hereby waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Amendments to Several Letters of Credit. Outstanding Several Letters of Credit shall be amended or reissued, as appropriate, to give effect to any elections selected by the Borrower pursuant to Section 2.14 or 2.15(a)(v).

(n) Lenders as Fronting L/C Issuers, Limited Fronting Lenders and/or Confirming Banks. Notwithstanding anything to the contrary set forth herein or any such obligation existing prior to the Closing Date, except as may be agreed by such Lender in its sole discretion, no Lender shall be obligated from and after Closing Date to be a Fronting L/C Issuer, a Limited Fronting Lender or a Confirming Bank.

2.04 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent pursuant to a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) U.S Government Securities Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a Notice of Loan Prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately, first, prepay or repay Loans and/or Unreimbursed Amounts and, second, Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Revolving Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(c) If for any reason the Fronting/Confirming Sublimit Usage of a Lender at any time exceeds the Fronting/Confirming L/C Sublimit of such Lender, the Borrower shall immediately, first, repay any Unreimbursed Amounts owing to such Lender and, second, either Cash Collateralize the amount of such excess above such Fronting/Confirming L/C Sublimit or cause one or more of the outstanding Letters of Credit issued by such Lender to be cancelled, reduced or cancelled and reissued as one or more Several Letters of Credit, in each case so that such excess above such Fronting/Confirming L/C Sublimit is eliminated.

2.05 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments or the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess; provided, further that a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans and all other Obligations outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) Upon the occurrence of any Event of Default, at the request of the Required Lenders (or automatically in connection with any Event of Default pursuant to Sections 8.01(f) or (g)), any amount of principal of, or interest on, any Loan, or any other outstanding Obligation which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest and interest due pursuant to Section 2.03(c)(v)) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees, if any, as shall have been separately agreed upon in writing by the Borrower and the Lenders in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Subject to Section 10.09, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on any Unreimbursed Amount for the day on which such Unreimbursed Amount arises, and shall not accrue on such Unreimbursed Amount, or any portion thereof, for the day on which such Unreimbursed Amount or such portion is paid. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense (other than a defense of payment, or performance, in full), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Term SOFR Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Fronting L/C Issuer, as applicable, hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Fronting L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Fronting L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent, forthwith on demand the amount so distributed to such Lender or the Fronting L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Several Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and except for Limited Fronting Lenders with respect to Several Letters of Credit they have issued on behalf of Affected Lenders or Non-NAIC Approved Banks, no Lender shall be responsible for the failure of any other Lender to so make its Loan, honor a drawing or purchase its participation or to make its payments under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Increase in Commitments.

(a) Request for Increase. Provided no Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an aggregate amount (for all such requests) not exceeding $200,000,000; provided, that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of four (4) such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.13, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties (y) specifically refer to an earlier date, in which case, they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (z) are subject to any materiality qualifier, in which case, they are to be true and correct in all respects, and (B) no Event of Default has occurred and is continuing. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

2.14 Affected Lenders; Non-NAIC Approved Banks.

(a) Each Lender shall promptly notify the Administrative Agent (which shall in turn notify the Several L/C Agent and the Borrower) upon becoming an Affected Lender with respect to a particular Several Letter of Credit. In the absence of receipt by the Administrative Agent of such notice by a Lender that it has become an Affected Lender with respect to a particular Several Letter of Credit, it shall be conclusively presumed by the Administrative Agent and the Several L/C Agent that such Lender is not an Affected Lender with respect to such Several Letter of Credit. If such notice is given by an Affected Lender with respect to a particular Several Letter of Credit, such notice shall not be effective as a like notice with respect to any other Several Letter of Credit. If such notice is given by an Affected Lender with respect to a particular Several Letter of Credit, the Borrower may require that such Affected Lender use commercially reasonable efforts to have a Lender act as the Limited Fronting Lender for such Affected Lender with respect to the applicable Several Letter of Credit.

(b) Each Lender agrees to use commercially reasonable efforts in order to, at all times, be a NAIC Approved Bank or arrange with another Lender to serve as such Non-NAIC Approved Bank’s Limited Fronting Lender or Confirming Bank (or arrange for another acceptable financial institution to act as a Confirming Bank).

(c) In the event that any Lender becomes a Non-NAIC Approved Bank, such Non-NAIC Approved Bank shall promptly notify the Administrative Agent and the Borrower thereof and the Administrative Agent shall promptly notify the Fronting L/C Issuer, the Several L/C Agent and each then Limited Fronting Lender thereof, and the Borrower may, from time to time so long as such Non-NAIC Approved Bank is a Non-NAIC Approved Bank and is a party hereto, elect to exercise one or more of the options set forth on Schedule 2.14 (so long as the elected option(s) are not inconsistent with each other) by delivering a Non-NAIC Approved Bank Election Notice to the Administrative Agent (which shall in turn forward such notice to the Several L/C Agent and the Lenders).

(d) If the Borrower elects to require that such Non-NAIC Approved Bank or Affected Lender, as applicable, use commercially reasonable efforts to have a Lender act as a Limited Fronting Lender or a Confirming Bank as set forth in subparagraph (a) of Schedule 2.14 or clauses (a) and (c) of this Section 2.14, then such Lender shall, if it agrees in its sole discretion, act as a Limited Fronting Lender or a Confirming Bank hereunder only if, after giving effect to so acting, the Fronting/Confirming Sublimit Usage of such Lender would not exceed the Fronting/Confirming Sublimit of such Lender. The agreement of any Lender to act as a Limited Fronting Lender or a Confirming Bank for such Non-NAIC Approved Bank or Affected Lender, as applicable, shall be upon and subject to the terms and conditions hereof and such other terms and conditions as such Non-NAIC Approved Bank or Affected Lender, as applicable, and such Lender may agree, which other terms and conditions shall not be inconsistent with the terms and conditions of this Agreement, and such Non-NAIC Approved Bank or Affected Lender, as applicable, shall enter into a confirming bank agreement with the Confirming Bank and furnish a copy thereof to the Borrower, the Administrative Agent and the Several L/C Agent (and such confirming bank agreement and other terms and conditions of such arrangement shall be reasonably satisfactory to them). Each Non-NAIC Approved Bank and Affected Lender that enters into such a confirming bank agreement shall promptly notify the Borrower, the Several L/C Agent and the Administrative Agent of any termination or expiration of such confirming bank agreement.

(e) If the Borrower elects to require that such Non-NAIC Approved Bank use commercially reasonable efforts to have an acceptable financial institution act as a Confirming Bank as set forth in subparagraph (b) of Schedule 2.14, the agreement of any acceptable financial institution to act as a Confirming Bank for such Non-NAIC Approved Bank shall be upon and subject to the terms and conditions hereof and such other terms and conditions as such Non-NAIC Approved Bank and such acceptable financial institution may agree, which other terms and conditions shall not be inconsistent with the terms and conditions of this Agreement, and such Non-NAIC Approved Bank shall enter into a confirming bank agreement with the Confirming Bank and furnish a copy thereof to the Borrower, the Administrative Agent and the Several L/C Agent (and such confirming bank agreement and other terms and conditions of such arrangement shall be reasonably satisfactory to them). Each Non-NAIC Approved Bank that enters into such a confirming bank agreement shall promptly notify the Borrower, the Several L/C Agent and the Administrative Agent of any termination or expiration of such confirming bank agreement.

(f) If the Borrower elects to request that any Several Letter of Credit be issued, renewed, extended or amended on an adjusted pro rata basis as set forth in subparagraph (d) of Schedule 2.14, (i) such issuance, renewal, extension or adjustment shall be made only to the extent that it would not cause the sum of (x) the aggregate Outstanding Amount of the Loans of any Lender, plus (y) the Outstanding Amount of all L/C Obligations owing to such Lender (whether as an issuer or as a participant) to exceed such Lender’s Commitment, (ii) such Non-NAIC Approved Bank shall not be a Participating L/C Issuer with respect to such Several Letter of Credit and (iii) if thereafter the Borrower requests a Borrowing, such Borrowing shall be advanced as provided in Section 2.02(f).

(g) If the Borrower elects to request that the Non-NAIC Approved Bank provide Cash Collateral with respect to Several Letters of Credit as set forth in subparagraph (e) of Schedule 2.14 or, with respect to Fronted Letters of Credit at the option of the Fronting L/C Issuer, such Non-NAIC Approved Bank shall be obligated to:

(i) with respect to any participation interest of such Non-NAIC Approved Bank in any outstanding Fronted Letter of Credit, at the option of the Fronting L/C Issuer, such Non-NAIC Approved Bank shall forthwith deliver to the Administrative Agent, or as otherwise mutually agreed, an amount in cash equal to one hundred percent (100%) of the maximum amount of such Non-NAIC Approved Bank’s participation interest in such Fronted Letter of Credit (such amount being herein called “Fronted L/C Cash Collateral”). Upon receipt of any Fronted L/C Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Fronted L/C Cash Collateral), the Administrative Agent or such other party will hold such Fronted L/C Cash Collateral in the manner set forth in Section 2.03(g), and deposit the relevant portion of such Fronted L/C Cash Collateral (including the relevant portion of any additional cash collateral provided, at the option of the Fronting L/C Issuer, by such Non-NAIC Approved Bank pursuant to clause (iii) below) as collateral solely for the benefit of the Fronting L/C Issuer to secure such Non-NAIC Approved Bank’s obligations in respect of its participation interest with respect to Fronted Letters of Credit issued by the Fronting L/C Issuer.

(ii) with respect to such Non-NAIC Approved Bank’s Applicable Percentage of any outstanding Several Letter of Credit, at the option of the Borrower, such Non-NAIC Approved Bank shall forthwith deliver to the Administrative Agent, or as otherwise mutually agreed, an amount in cash equal to one hundred percent (100%) of the maximum amount of such Non-NAIC Approved Bank’s Applicable Percentage of any outstanding Several Letter of Credit (such amount being herein called the “Several L/C Cash Collateral”). Upon receipt of any Several L/C Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Several L/C Cash Collateral), the Administrative Agent, or such other party as may be agreed, will hold such Several L/C Cash Collateral in the manner set forth in Section 2.03(g) and deposit such Several L/C Cash Collateral (including any additional cash collateral provided by such Non-NAIC Approved Bank pursuant to clause (iii) below) as collateral for the benefit of a Limited Fronting Lender or a Confirming Bank or otherwise to secure such Non-NAIC Approved Bank’s obligations in respect of its Applicable Percentage of any outstanding or unreimbursed Several Letter of Credit.

(iii) if at any time thereafter the Borrower shall request additional Letters of Credit and at such time such Lender shall not be a NAIC Approved Bank (provided such Lender is not a Defaulting Lender), at the option and upon the request of the Fronting L/C Issuer or the Borrower, as applicable, such Non-NAIC Approved Bank shall provide additional cash collateral in an amount equal to one hundred percent (100%) of the maximum amount of (x) its participation interest in such additional Fronted Letter of Credit and (y) its Applicable Percentage of such additional Several Letter of Credit, in each case, in accordance with clause (i) or (ii) above, as applicable and, upon receipt of such cash collateral, the Administrative Agent, or such other party as may be agreed, will hold such Fronted L/C Cash Collateral or Several L/C Cash Collateral, as applicable in the manner set forth in Section 2.03(g).

(h) For the avoidance of doubt, (i) if any Lender fails to be a NAIC Approved Bank, then the Borrower may make one or more of the elections set forth on Schedule 2.14 and contemplated by this Section 2.14 and the Administrative Agent and the Lenders shall have the options set forth in this Section 2.14; and (ii) “commercially reasonable efforts” as used in this Section 2.14, in Schedule 2.14 and Exhibit G shall not require any Non-NAIC Approved Bank or Affected Lender to incur any material unreimbursed cost or expense other than any fees charged by the NAIC or any fronting fee or confirmation fee.

(i) If a Non-NAIC Approved Bank becomes a NAIC Approved Bank at a time that it remains a party hereto or if a Lender that is an Affected Lender with respect to a particular Several Letter of Credit ceases to be an Affected Lender with respect to such Several Letter of Credit at a time that it remains a party hereto, any transactions effected pursuant hereto, including those described on Schedule 2.14 and in this Section 2.14 as a result of such NAIC Approved Bank being or becoming a Non-NAIC Approved Bank or such Lender being or becoming an Affected Lender, as applicable, shall be adjusted or modified as the Administrative Agent and the Several L/C Agent, in consultation with the Borrower, deem appropriate to give effect to the general intention that, subject to the terms and provisions of the Loan Documents, the Lenders shall share their rights and obligations under the Loan Documents pro rata in accordance with their respective Commitments, provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Non-NAIC Approved Bank. Without limiting the foregoing, such adjustment shall include an amendment or reissuance of Several Letters of Credit to remove any fronting or confirming liability previously associated with such Non-NAIC Approved Bank.

(j) Subject to the terms and conditions set forth herein and on Schedule 2.14, the Lenders shall be obligated to comply with the Borrower’s election to exercise one or more of the options set forth on Schedule 2.14.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting L/C Issuer, the Several L/C Agent, or any Limited Fronting Lender hereunder; third, to provide Risk Participation Cash Collateral on a pro rata basis for the risk of the Fronting L/C Issuer, the Several L/C Agent, or any Limited Fronting Lender with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or requested by the Fronting L/C Issuer, the Several L/C Agent, or any Limited Fronting Lender and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans or Several Letters of Credit under this Agreement and (y) to provide Risk Participation Cash Collateral for any future obligation of such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Fronting L/C Issuer, the Several L/C Agent, or any Limited Fronting Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Fronting L/C Issuer, the Several L/C Agent, or any Limited Fronting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Revolving Loans or Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unreimbursed Amounts owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Revolving Loans, the obligations of the Lenders in respect of Several Letters of Credit and funded and unfunded participations in L/C Obligations are held by the Lender pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv) or Section 2.15(a)(v) owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to provide Risk Participation Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Risk Participation Cash Collateral pursuant to Section 2.03(a)(iii)(F).

(C) With respect to any fee payable under Section 2.08(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, in the case of a Several Letter of Credit, if such Defaulting Lender has become a Defaulting Lender pursuant to clause (a) or (c) of the definition of “Defaulting Lender” and whether or not the Borrower has provided Risk Participation Cash Collateral pursuant to Section 2.03(a)(iii)(F) with respect to such Several Letter of Credit, then the Borrower shall instead pay such fee or Letter of Credit Fee (x) if another Lender is a Limited Fronting Lender or Confirming Bank for such Defaulting Lender, or another institution is acting as Confirming Bank in accordance with the terms hereof for such Defaulting Lender, with respect to such Several Letter of Credit, to the Administrative Agent for the benefit of such Limited Fronting Lender or such Confirming Bank such fee as the Borrower may have agreed to pay in such circumstance and (y) if the Applicable Percentage of such Defaulting Lender is reallocated with respect to any Several Letter of Credit pursuant to clause (v) of this Section 2.15 below, to the Administrative Agent for the benefit of the Non-Defaulting Lenders in respect of their applicable shares (after giving effect to any reallocation described in Section 2.15(a)(v)).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Reallocation and Issuance on an adjusted pro rata basis for Several Letters of Credit.

(A) With respect to any Several Letter of Credit outstanding at the time such Lender becomes a Defaulting Lender, with the consent of the beneficiary thereunder to the extent required by the terms thereof or under applicable law, the Borrower may request that all of such Defaulting Lender’s Applicable Percentage (or “Commitment Share”) of such Several Letter of Credit (other than any Several Letter of Credit for which a Limited Fronting Lender and/or Confirming Bank is then acting as a Limited Fronting Lender and/or Confirming Bank for such Defaulting Lender pursuant to Section 2.14) be reallocated among the Non-Defaulting Lenders on an adjusted pro rata basis that excludes the Commitment of such Defaulting Lender, provided, that, after giving effect to such reallocation, (w) the Total Outstandings of the Non-Defaulting Lenders shall not exceed the Aggregate Commitments of the Non-Defaulting Lenders, (x) the aggregate Outstanding Amount of the Loans of each Non-Defaulting Lender, plus the Outstanding Amount of all L/C Obligations owing to such Non-Defaulting Lender (whether as an issuer or as a participant) shall not exceed such Non-Defaulting Lender’s Commitment (except as agreed, in such Non-Defaulting Lender’s sole discretion, as provided in clauses (A) and (D) of Section 2.03, as applicable, above for the Fronting L/C Issuer or a Limited Fronting Lender), (y) the amount of the Fronting/Confirming Sublimit Usage of each Non-Defaulting Lender shall not exceed the Fronting/Confirming Sublimit of such Non-Defaulting Lender and (z) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time). Each Several Letter of Credit that is reallocated in accordance with the previous sentence shall be amended by the Several L/C Agent to specify the Non-Defaulting Lenders that are party to such Several Letter of Credit after giving effect to such reallocation (excluding, for avoidance of doubt, such Defaulting Lender) and their applicable shares (determined by calculating the Non-Defaulting Lender’s shares on an adjusted pro rata basis that excludes such Defaulting Lender’s Commitment). Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(B) With respect to any Several Letter of Credit that is requested to be issued, renewed, extended or amended, as applicable, at a time such Lender is a Defaulting Lender, the Borrower may request that such Several Letter of Credit (other than any Several Letter of Credit for which a Limited Fronting Lender and/or Confirming Bank is then acting as a Limited Fronting Lender and/or Confirming Bank for such Defaulting Lender pursuant to Section 2.14 and will be issued, renewed, extended or amended, as applicable, with the Limited Fronting Lender and/or Confirming Bank continuing to act in such capacity) be issued, renewed, extended or amended, as applicable, on an adjusted pro rata basis that excludes the Commitment of such Defaulting Lender; provided, that, after giving effect to such reallocation, (x) the Total Outstandings of the Non-Defaulting Lenders shall not exceed the Aggregate Commitments of the Non-Defaulting Lenders, (y) the aggregate Outstanding Amount of the Loans of each Non-Defaulting Lender, plus the Outstanding Amount of all L/C Obligations owing to such Non-Defaulting Lender (whether as an issuer or as a participant) shall not exceed such Non-Defaulting Lender’s Commitment (except as agreed, in such Non-Defaulting Lender’s sole discretion, as provided in clauses (A) and (D) of Section 2.03, as applicable, above for the Fronting L/C Issuer or a Limited Fronting Lender) and (z) the amount of the Fronting/Confirming Sublimit Usage of each Non-Defaulting Lender shall not exceed the Fronting/Confirming Sublimit of such Non-Defaulting Lender. Subject to Section 10.21, no issuance on an adjusted pro rata basis hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Several L/C Agent and the Fronting L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Risk Participation Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, be reallocated its Applicable Percentage of outstanding Several Letters of Credit or will take such actions as the Administrative Agent may determine to be necessary to cause the Loans, the obligations of the Lenders in respect of Several Letters of Credit, and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower or any other Loan Party, then the Administrative Agent or the Borrower or such other Loan Party shall be entitled to make such deduction or withholding, including upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or any other Loan Party or the Administrative Agent shall be required by the applicable Law to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by such withholding agent to be required including upon the basis of the information and documentation to be delivered pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such required withholding or deduction of Indemnified Taxes has been made (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower and the other Loan Parties. Without limiting the provisions of subsection (a) above, the Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower and each of the other Loan Parties shall, and do hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Fronting L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Fronting L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and the Fronting L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Fronting L/C Issuer (but only to the extent that the Borrower or any other Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or the other Loan Parties to do

so), (y) the Administrative Agent and the Borrower, and the other Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, and the other Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the Fronting L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower or another Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Fronting L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Fronting L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or any other Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W 8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) If the Administrative Agent is a U.S. Person and not a Lender, then it shall provide the Borrower, on or prior to the date that it becomes a party to this Agreement, with two duly completed copies of IRS Form W-9. If the Administrative Agent is not a U.S. Person and not a Lender, such Administrative Agent shall provide the Borrower, on or prior to the date that it becomes a party to this Agreement, with an IRS Form W-8BEN-E or IRS Form W-8ECI.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, the Fronting L/C Issuer or any Confirming Bank, or have any obligation to pay to any Lender, the Fronting L/C Issuer or any Confirming Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, Fronting L/C Issuer or Confirming Bank, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or any other Loan Party or with respect to which the Borrower or any other Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower or such other Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such other Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower or such other Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower or such other Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower or such other Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the Fronting L/C Issuer or any Confirming Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”); then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with, Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0.00%), the Successor Rate will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement) or the Fronting L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Fronting L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Fronting L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Fronting L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Fronting L/C Issuer, as the case may be, the Borrower will pay to such Lender or the Fronting L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting L/C Issuer, as the case may be, for such additional costs actually incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Fronting L/C Issuer reasonably determines that any Change in Law affecting such Lender or the Fronting L/C Issuer or any Lending Office of such Lender or such Lender’s or the Fronting L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Fronting L/C Issuer’s capital or on the capital of such Lender’s or the Fronting L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Fronting L/C Issuer or the Several L/C Agent on behalf of the Lenders, to a level below that which such Lender or the Fronting L/C Issuer or such Lender’s or the Fronting L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Fronting L/C Issuer’s policies and the policies of such Lender’s or the Fronting L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Fronting L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting L/C Issuer or such Lender’s or the Fronting L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Fronting L/C Issuer setting forth the amount or amounts and the basis for requesting any such amount or amounts, in reasonable detail, necessary to compensate such Lender or the Fronting L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Fronting L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Fronting L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the Fronting L/C Issuer’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender or the Fronting L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Fronting L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Fronting L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts, with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense (excluding any loss of anticipated profit or margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the Several L/C Agent, the Fronting L/C Issuer, or any Governmental Authority for the account of any Lender or the Fronting L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the Several L/C Agent or Fronting L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Several L/C Agent or Fronting L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the Several L/C Agent or Fronting L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Several L/C Agent or Fronting L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender, the Several L/C Agent or the Fronting L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a) in a manner to eliminate the applicable cost, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Effectiveness. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Willkie Farr & Gallagher LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to such matters concerning the Borrower and its Subsidiaries and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings.

(b) Any fees related to this Agreement or any other Loan Document required to be paid on or before the Closing Date shall have been paid (or shall be paid contemporaneously with the occurrence of the Closing Date).

(c) Unless waived by the Administrative Agent, the Borrower shall have paid (or shall pay contemporaneously with the occurrence of the Closing Date) all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before April 30, 2022.

(e) The Administrative Agent shall have received (i) at least two (2) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested in writing at least five (5) days prior to the Closing Date and (ii) at least two (2) Business Days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; provided, with respect to the foregoing clause (ii), such Beneficial Ownership Certification shall be subject to any applicable exceptions or limitations applicable to a public company.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, this Agreement and the Schedules and Exhibits attached hereto, and each other document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V (other than the representations and warranties contained in Section 5.05(b) and Section 5.06) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the Several L/C Agent or the Fronting L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower and each of its Significant Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, insurance licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure of any such Subsidiary to be in good standing under clause (a), or, in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party, have been duly authorized by all necessary corporate or organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any Law, except in any case for clauses (b) or (c) where such violations would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) approvals, consents, exemptions, authorizations, actions and notices the absence of which would not reasonably be expected to result in a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party to the extent that it is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party that is party thereto, enforceable against such Loan Party to the extent that it is party thereto in accordance with its terms, subject to Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding at law or in equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements have been prepared in accordance with GAAP (subject to normal year-end adjustments and absence of footnotes and related disclosures, as applicable) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Borrower and its Subsidiaries.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal court, board or other Governmental Authority or administrative agency or any arbitrator pending or to the knowledge of the Borrower threatened in writing which may involve any material risk of any final judgment or liability not adequately covered by insurance and reinsurance or which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or which adversely affects the validity or enforceability of this Agreement or any other Loan Document, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency or arbitrator has been issued against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 ERISA Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws. Except as would not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan or Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan or Multiemployer Plan other than (A) on the Closing Date, those listed on Schedule 5.08(d) hereto and (B) thereafter, Pension Plans or Multiemployer Plans not otherwise prohibited by this Agreement.

(e) As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.09 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Significant Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 Disclosure(a) . (a) No report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower (but limited to the Borrower’s knowledge in the case of reports, certificates or other information (other than financial statements) prepared by a third party and not by the Borrower) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information and any information of a general economic nature or general industry nature (collectively, the “Projections”) the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and that it is acknowledged and agreed that (i) such Projections are as to future events and are not to be viewed as facts, (ii) such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly and materially from the projected results and (iii) no assurance can be given that the projected results will be realized.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.11 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.12 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.13 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted, and to the extent required by applicable Law, maintained policies and procedures designed to promote and achieve compliance with such laws.

5.14 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

5.15 Covered Entities. No Loan Party is a Covered Entity.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification and expense reimbursement obligations not then due or asserted) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of its Significant Subsidiaries (or with respect to Section 6.10, its Subsidiaries) to:

6.01 Financial Statements. Deliver to the Administrative Agent with sufficient copies for each Lender (or with an electronic copy) to be distributed to the Lenders by the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2022), the Annual Report on Form 10-K of the Borrower for the fiscal year then ended, a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements of the Borrower to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Law and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than in connection with the impending maturity of the Loans or other Indebtedness);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2022) the quarterly report of the Borrower as required by the Exchange Act on Form 10-Q, a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower and its Subsidiaries’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial position, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c) as soon as available, all quarterly and annual statutory financial statements, including all exhibits and schedules thereto, of the Insurance Subsidiaries, in the form required by the respective Insurance Authorities, and accompanied by a certification of one or more Responsible Officers regarding the completion of such documents in accordance with the NAIC Annual and Quarterly Statement Instructions and Accounting Practices and Procedures manual, with the exceptions noted thereon as to compliance with state law, rules or regulation.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under subsections (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) or (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2022) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2022), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests originals, be by electronic communications, including fax or email, and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request in writing; provided, that, notwithstanding anything to the contrary in this Section 6.02(d) and Section 6.09, none of the Borrower or any Subsidiary shall be required to disclose or permit the inspection or discussion (except as set forth in the immediately following proviso) of any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further that, in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall deliver paper or electronic copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such copies referred to in the preceding sentence, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or BofA Securities, Inc. may, but shall not be obligated to, make available to the Lenders and the Fronting L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its Affiliates or the respective securities of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Several L/C Agent, the Fronting L/C Issuer, any Limited Fronting Lender, any Confirming Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Event of Default;

(b) of the occurrence of any ERISA Event that would reasonably expected to have a Material Adverse Effect;

(c) of any material change in accounting principles or financial reporting practices by the Borrower or any Significant Subsidiary, which is not otherwise disclosed or described in the Borrower’s filings on Forms 10-K or 10-Q; and

(d) of any announcement by Moody’s, S&P or Fitch of any change in a Debt Rating or that the Debt Ratings are on “Credit Watch” (or similar status) for a potential change.

Each notice pursuant to this Section (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes, Etc. Pay and discharge, as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or any applicable Significant Subsidiary, or (ii) the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in connection with a transaction permitted by Section 7.03; provided that any Significant Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up, as applicable, is permitted by Section 7.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (in the good faith judgment of the management of the Borrower) not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business operating in the same or similar locations, of such types and in such amounts (after giving effect to any self-insurance that is reasonable and customary for similarly situated Persons engaged in the same or similar business as such Persons) as are customarily carried by companies of similar size under similar circumstances by such other Persons.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries (subject to customary closing process and entries for accounting months not yet closed), in all material respects, in conformity with GAAP consistently applied (except for changes in accounting principles and changes in accounting estimates required by GAAP) shall be made of all financial transactions and matters involving the assets and business of the Borrower and each Significant Subsidiary; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and each Significant Subsidiary.

6.09 Inspection Rights. Subject to the proviso set forth in Section 6.02(d), permit representatives and independent contractors of the Administrative Agent (on behalf of the Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, that unless an Event of Default has occurred and is continuing (i) only one (1) such visit and inspection may be conducted during any calendar year and (ii) an officer of the Borrower may elect to be present during any inspection as set forth in this Section 6.09, including any discussion with the Borrower’s independent public accounts; provided, further, that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as may be reasonably desired; provided, that (A) the Administrative Agent and any such Lender shall use commercially reasonable efforts to provide reasonable advance notice to the Borrower of any such visit or inspection following the occurrence and during the continuance of an Event of Default (but shall have no liability to the Borrower for any failure to provide any such notice) and (B) any visitation and inspection rights pursuant to this Section 6.09 shall be exercised in a reasonable manner that does not disrupt or impair the business activities of the Borrower.

6.10 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital and other general corporate purposes (including, with respect to Letters of Credit, to support insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations) and not in contravention of any Law or of any Loan Document.

6.11 Maintenance of Insurance Licenses. Maintain all insurance licenses in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such license to conduct such business, except where the failure to comply therewith would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification and expense reimbursement obligations not then due or asserted) hereunder shall remain unpaid or unsatisfied:

7.01 Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Investments on deposit with Insurance Authorities that are required by statute or regulation;

(c) Liens securing Indebtedness of any of the Subsidiaries owing to (i) the Borrower or (ii) any other Subsidiary;

(d) Purchase money Liens (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) in property of the Borrower or any of its Subsidiaries existing or created at the time of acquisition thereof, and the extension and refunding of any such Lien in an amount not exceeding the amount thereof remaining unpaid immediately prior to such extension or refunding; provided, however, that the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations) secured by each such Lien shall not exceed the fair market value (including all such Indebtedness secured thereby, whether or not assumed) of the property subject thereto at the time of acquisition thereof;

(e) Liens on property in existence at the time such property is acquired pursuant to an Acquisition or on the property of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to an Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Acquisition and do not attach to any other assets of the Borrower or any other Subsidiary;

(f) Liens on securities owned by any Subsidiary which are pledged to the Federal Home Loan Bank Board (“FHLBB”) to secure funding advances made by the FHLBB to such Subsidiary in the ordinary course of business;

(g) Liens to secure Non-Recourse Indebtedness of the Borrower and its Subsidiaries, provided such Liens are and will remain confined to the property or assets subject to it at the time of its creation (and to fixed improvements thereafter) erected on such property or assets;

(h) Liens on assets of the Borrower or any applicable Insurance Subsidiary securing Indebtedness permitted pursuant to Section 7.02(a);

(i) Liens on assets of the Borrower or any applicable Subsidiary securing Indebtedness permitted pursuant to Section 7.02(h);

(j) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(k) Liens imposed by law for taxes that are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP are being maintained by the Borrower or any applicable Subsidiary;

(l) bankers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith;

(m) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(n) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business;

(o) Liens on deposit accounts or securities accounts, including bankers’ Liens and rights of setoff arising in the ordinary course of business;

(p) Liens arising out of deposits of cash or securities with reinsurance trusts, or ceding companies in the ordinary course of business;

(q) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower or any Subsidiary;

(r) Liens (i) arising in connection with any legal proceeding which is being contested in good faith or (ii) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds relating to such judgments;

(s) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(t) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(u) Liens consisting of finance lease obligations or otherwise upon property to secure any part of the cost of development, construction, alteration, repair or improvement of such property, or Indebtedness incurred to finance such cost, and the replacement, renewal or extension thereof; provided, that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, other than accessions to, and products and proceeds of, the foregoing;

(v) Liens upon property subject to any sale and leaseback transaction not prohibited hereunder;

(w) any interest or title of a lessor under any lease entered into in the ordinary course of business;

(x) Liens securing any Indebtedness permitted pursuant to Section 7.02(i) and Section 7.02(j); and

(y) Liens on the assets of the Borrower and its Subsidiaries that are not otherwise permitted pursuant to this Section 7.01 so long as no Event of Default exists either before or immediately after giving effect to the creation of such Liens; provided, however, that the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at any time outstanding which is secured by Liens permitted under this Section 7.01(y), together with the aggregate amount outstanding pursuant to Section 7.02(n), shall not exceed, at any time, the greater of (i) seven and one-half percent (7.50%) of Consolidated Net Worth and (ii) Five Hundred Million Dollars ($500,000,000).

7.02 Subsidiary Indebtedness. The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Insurance Subsidiary in respect of the Letters of Credit and other letters of credit, guaranties, surety bonds or similar instruments issued in the ordinary course of business;

(b) Non-Recourse Indebtedness; provided, that at the time of incurrence of such Non-Recourse Indebtedness and immediately after giving effect thereto, no Event of Default exists or could result therefrom,

(c) Intercompany Indebtedness; provided, the creditor in respect of any such Intercompany Indebtedness shall be a Wholly-Owned Subsidiary of the Borrower or the Borrower;

(d) Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(d);

(e) Indebtedness of any Person that becomes a Subsidiary of the Borrower in an Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower) and provided such Indebtedness is non-recourse Indebtedness to the Borrower;

(f) Indebtedness in respect of advances or borrowings from the FHLBB made in the ordinary course of business;

(g) Indebtedness under Swap Contracts entered into for bona fide hedging activities (and not for speculative purposes);

(h) Indebtedness in respect of letters of credit, bank guarantees, bids, leases, statutory obligations, surety and appeal bonds, or performance bonds or other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes and issued for the account of any Subsidiary that is not an Insurance Subsidiary;

(i) Indebtedness incurred by Insurance Subsidiaries under (a) securities lending or borrowing arrangements, and (b) repurchase and reverse repurchase arrangements with respect to securities and financial instruments in the ordinary course of business;

(j) Margin Debt incurred in connection with investing activities in the ordinary course of business;

(k) unsecured guarantees of Indebtedness incurred by Subsidiaries that is otherwise permitted hereunder;

(l) Indebtedness or Guarantees in respect of netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;

(m) Indebtedness incurred in connection with any sale and leaseback transaction in an aggregate principal amount not exceeding One Hundred Million Dollars ($100,000,000); and

(n) other Indebtedness of Subsidiaries at any time outstanding that are not otherwise permitted pursuant to this Section 7.02; provided, that (i) at the time of incurrence of such Indebtedness and immediately after giving effect thereto, no Event of Default exists or could result therefrom, and (ii) the aggregate amount of Indebtedness of Subsidiaries at any time outstanding permitted pursuant to this Section 7.02(n), together with the aggregate amount outstanding pursuant to Section 7.01(y), shall not exceed, at any time, the greater of (x) seven and one-half percent (7.50%) of Consolidated Net Worth and (y) Five Hundred Million Dollars ($500,000,000).

7.03 Fundamental Changes.

(a) The Borrower shall not, nor shall it permit any of its Significant Subsidiaries to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Event of Default exists or would result therefrom:

(i) the Borrower or any Significant Subsidiary may become party to any merger or consolidation of which the Borrower or any Significant Subsidiary is the surviving entity so long as immediately after giving effect to such transaction no Event of Default shall occur or be continuing and the Borrower can demonstrate pro forma compliance with the financial covenants contained in Section 7.07 of this Agreement immediately after giving effect to such transaction;

(ii) any Significant Subsidiary may be merged into or consolidated with any other Significant Subsidiary or the Borrower, so long as in the case of a merger or consolidation involving the Borrower, the Borrower shall be the surviving or resulting Person; and

(iii) the dissolution and/or liquidation of a Significant Subsidiary that has transferred all or substantially all of its assets to the Borrower or to another Significant Subsidiary.

(b) The Borrower shall not (i) Dispose of or permit any Subsidiary to Dispose of Equity Interests of Berkley Insurance (including pursuant to a Division) if, as a result of such transaction, the Borrower does not own, directly or indirectly, a majority of the voting and economic interest in Berkley Insurance or (ii) Dispose of or permit Berkley Insurance to Dispose of all or substantially all of its assets (including pursuant to a Division), except Berkley Insurance may Dispose of its assets to the Borrower or a Significant Subsidiary.

7.04 Change in Nature of Business. The Borrower shall not, nor shall it permit any of its Significant Subsidiaries to, directly or indirectly, engage in any material line of business that is substantially different than those lines of business conducted by the Borrower and its Subsidiaries described in the Borrower’s Form 10-K for the fiscal year ending December 31, 2021 and businesses that are similar, complementary, ancillary, related or extensions of such lines of business as determined by the board of directors or other governing body of the Borrower, as applicable, in its good faith business judgment.

7.05 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates (other than the Borrower or any of its Subsidiaries) on a basis less favorable to the Borrower or any such Subsidiary than if the transaction had been effected with a non-Affiliate other than transactions involving less than Ten Million Dollars ($10,000,000) per year in the aggregate.

7.06 Use of Proceeds. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.07 Financial Covenants.

(a) Consolidated Net Worth. The Borrower shall not permit Consolidated Net Worth to be less than $4,500,000,000 on the last day of any fiscal quarter during the term of this Agreement.

(b) Consolidated Debt to Consolidated Total Capitalization. The Borrower shall not permit the ratio of (i) (A) Consolidated Debt plus (B) Excess Hybrid Securities to (ii) Consolidated Total Capitalization to exceed 0.350 to 1.00 on the last day of any fiscal quarter during the term of this Agreement.

7.08 Sanctions. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund or facilitate any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Several L/C Agent, Fronting L/C Issuer, Limited Fronting Lender, Confirming Bank or otherwise) of Sanctions.

7.09 Anti-Corruptions Laws. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.03(a), (b) or (c), 6.05(b) or (c), or 6.09 and such failure shall continue unremediated for a period of five (5) Business Days after the earlier of (A) the Borrower’s knowledge of such breach or (B) notice thereof from the Administrative Agent (which notice will be given at the request of any Lender), or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.05(a), 6.10 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the Borrower’s knowledge of such breach or (ii) notice thereof from the Administrative Agent (which notice will be given at the request of any Lender); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any of its Significant Subsidiaries (A) fails to make any payment when due beyond any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Non-Recourse Indebtedness (excluding recourse obligations or liabilities for fraud, environmental matters and other customary non-recourse carve-outs in respect of any such Non-Recourse Indebtedness) and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount of more than One Hundred Million Dollars ($100,000,000), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any of its Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than One Hundred Million Dollars ($100,000,000); or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all the property of any such Person and is not released, vacated, stayed or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any of its Significant Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding One Hundred Million Dollars ($100,000,000) (to the extent not covered by independent third-party insurance or reinsurance and, for the avoidance of doubt, net of any such coverage) and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (pursuant to applicable law, rules, court orders, settlement agreements or agreements with the judgment creditor), bonded or satisfied; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any of its Substantial Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of One Hundred Million Dollars ($100,000,000), or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of One Hundred Million Dollars ($100,000,000); or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect, in any material respect; or any Loan Party or any of its Affiliates contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the Fronting L/C Issuer, the Several L/C Agent or each Lender, as applicable, to make L/C Credit Extensions to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders, the Several L/C Agent and the Fronting L/C Issuer all rights and remedies available to it, the Lenders, the Several L/C Agent and the Fronting L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Fronting L/C Issuer, the Several L/C Agent or each Lender, as applicable, to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Fronting L/C Issuer, the Several L/C Agent and any Limited Fronting Lender (including fees, charges and disbursements of counsel to the respective Lenders, Fronting L/C Issuer, Several L/C Agent and Limited Fronting Lenders (including fees and time charges for attorneys who may be employees of any Lender, Fronting L/C Issuer, Several L/C Agent or Limited Fronting Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Unreimbursed Amounts and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Unreimbursed Amounts, ratably among the Lenders and the Fronting L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender or the Lenders, as applicable, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14;

Sixth, to payment of any remaining outstanding unpaid Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the Fronting L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Fronting L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Several L/C Agent shall act on behalf of the Lenders with respect to the Several Letters of Credit and the documents associated therewith, and the Several L/C Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Several L/C Agent in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Several L/C Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Several L/C Agent.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent and the Arranger (as applicable) shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Arranger (as applicable):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Several L/C Agent.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any Communication (including any telephonic notice or Revolving Loan Notice) or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Fronting L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Fronting L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Fronting L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, in each case, having a combined capital and surplus of at least $200,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Fronting L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Fronting L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Fronting L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Several L/C Agent and Fronting L/C Issuer. If Bank of America resigns as Several L/C Agent or Fronting L/C Issuer, it shall retain all the rights, powers, privileges and duties of the Several L/C Agent or Fronting L/C Issuer, as applicable, hereunder with respect to all Several Letters of Credit or Fronted Letters of Credit, as applicable, outstanding as of the effective date of its resignation as Several L/C Agent or Fronting L/C Issuer, as applicable, and all respective L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor Several L/C Agent or Fronting L/C Issuer, as applicable, hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Several L/C Agent or Fronting L/C Issuer, as applicable, (b) the retiring Several L/C Agent or Fronting L/C Issuer, as applicable, shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Several L/C Agent or Fronting L/C Issuer, as applicable, shall issue letters of credit in substitution for any Several Letters of Credit or Fronted Letters of Credit, as applicable, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to any such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Fronting L/C Issuer expressly acknowledges that neither of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or the Fronting L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender, and the Fronting L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the Fronting L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the Fronting L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or as the Fronting L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Fronting L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Fronting L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the Fronting L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Fronting L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger or any of the Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Several, L/C Agent, a Lender or the Fronting L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender or Confirming Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender or Confirming Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender or Confirming Bank and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender the Fronting L/C Issuer, the Several L/C Agent and any Limited Fronting Lender or Confirming Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Fronting L/C Issuer, the Several L/C Agent, or any Limited Fronting Lender or Confirming Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or the Arranger, or any of their respective Affiliates, is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the

Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 9.11 are solely agreements among the Lender Recipient Parties and the Administrative Agent and this Section 9.11 shall not impose any additional obligations on the Borrower or any of its Subsidiaries.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Sections 3.03(c) and 3.03(d), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amount, or (subject to clause (iii) and (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or change the order of application of payments in Section 8.03, in each case, without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Fronting L/C Issuer, the Several L/C Agent or each then Limited Fronting Lender, as applicable, in addition to the Lenders required above, affect the rights or duties of the Fronting L/C Issuer, the Several L/C Agent or each then Limited Fronting Lender, as applicable, under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender, the Several L/C Agent or the Fronting L/C Issuer pursuant to Article II if such Lender or the Several L/C Agent or the Fronting L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Several L/C Agent, the Fronting L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Fronting L/C Issuer, the Several L/C Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Fronting L/C Issuer, the Several L/C Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Several L/C Agent and the Fronting L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Several L/C Agent, Fronting L/C Issuer and Lenders. The Administrative Agent, the Several L/C Agent, the Fronting L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Revolving Loan Notices and Letter of Credit Applications) reasonably believed by them to be genuine and to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Several L/C Agent, the Fronting L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice reasonably believed by it to be genuine and to have been given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the Several L/C Agent, the Fronting L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, the Fronting L/C Issuer, the Several L/C Agent, and any Limited Fronting Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender, as applicable, from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Fronting L/C Issuer, Several L/C Agent, or Limited Fronting Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender, the Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.12), or (d) any Lender, the Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender, the Fronting L/C Issuer, the Several L/C Agent or any Limited Fronting Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay promptly upon demand (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Several L/C Agent or the Fronting L/C Issuer in connection with the issuance, amendment, renewal or extension of any applicable Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Several L/C Agent or the Fronting L/C Issuer (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one counsel for each of the Administrative Agent, any Lender, the Several L/C Agent and the Fronting L/C Issuer, and (y) in the event of one or more conflicts of interest, one additional counsel for each affected Lender or group of Lenders (and, in the case of (x) and (y), as applicable, one additional local counsel in each applicable material jurisdiction)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Several L/C Agent, any Limited Fronting Lender, the Fronting L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee limited, in the case of such counsel, to one counsel to the Indemnitees, taken as a whole (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Several L/C Agent, any Limited Fronting Lender or the Fronting L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) that arise from any dispute solely between the Indemnitees and not involving any act or omission by the Borrower or any of its Subsidiaries or Affiliates, other than any claims against the Administrative Agent or any Arranger in their respective capacity or in fulfilling their role as an Administrative Agent or Arranger or any similar role hereunder or under any Loan Document. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Several L/C Agent, any Limited Fronting Lender, the Fronting L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Several L/C Agent, any Limited Fronting Lender, the Fronting L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Several L/C Agent, any Limited Fronting Lender or the Fronting L/C Issuer, each in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Several L/C Agent, any Limited Fronting Lender or the Fronting L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender, any Confirming Bank, the Administrative Agent or any Lender, or the Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender, any Confirming Bank, the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Fronting L/C Issuer, the Several L/C Agent, such Limited Fronting Lender, such Confirming Bank or such Lender in its discretion) to be repaid to a trustee, rehabilitator, conservator, custodian, liquidator, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) the Fronting L/C Issuer, the Several L/C Agent, such Limited Fronting Lender, such Confirming Bank and each such Lender severally agrees to pay to the Administrative Agent (for the account of the applicable Person) upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the applicable party, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders the Fronting L/C Issuer, the Several L/C Agent, any Limited Fronting Lender, any Confirming Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Letter of Credit Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee or Qualified Institutional Buyer in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Several L/C Agent, any Limited Fronting Lender, the Fronting L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees or a Qualified Institutional Buyer all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Revolving Loans and L/C Obligations at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans and L/C Obligations outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans and/or L/C Obligations of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g), or Section 8.01(b) as a result of a breach of Section 7.07 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, the risk participations in Letters of Credit or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default pursuant to Sections 8.01(a), (f) or (g), or Section 8.01(b) as a result of a breach of Section 7.07 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Fronting L/C Issuer shall be required for any assignment (such consent not to be unreasonably withheld, conditioned or delayed).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee or Qualified Institutional Buyer, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons), or (D) a Person who is a Non-NAIC Approved Bank at the effective time of the assignment pursuant to this Section 10.06 (unless such Person is otherwise acceptable to the Administrative Agent and the Borrower).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Several L/C Agent, any Limited Fronting Bank or Confirming Bank, the Fronting L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee or Qualified Institutional Buyer thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Upon request, the Borrower (at no expense to the Borrower) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders, the Fronting L/C Issuer and the Several L/C Agent, as applicable, shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b)

of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as Several L/C Agent or Fronting L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Several L/C Agent and/or Fronting L/C Issuer. In the event of any such resignation as Several L/C Agent and/or Fronting L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Several L/C Agent and/or Fronting L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Several L/C Agent and/or Fronting L/C Issuer. If Bank of America resigns as Several L/C Agent and/or Fronting L/C Issuer, it shall retain all the rights, powers, privileges and duties of the Several L/C Agent and/or Fronting L/C Issuer, as applicable, hereunder with respect to all applicable Letters of Credit outstanding as of the effective date of its resignation as Several L/C Agent and/or Fronting L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor Several L/C Agent and/or Fronting L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Several L/C Agent and/or Fronting L/C Issuer, as the case may be, and (b) the successor Several L/C Agent and/or Fronting L/C Issuer shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, the Several L/C Agent and the Fronting L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto (including any Limited Fronting Lender) or to any Confirming Bank or prospective Confirming Bank, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, the Several L/C Agent, the Fronting L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors or similar service providers to the lending industry in connection with customary league table measurements; provided, that neither Administrative Agent nor any Lender shall disclose any confidential information pursuant to this sentence unless and until the Borrower files with the Securities and Exchange Commission a current report on Form 8-K disclosing the Borrower’s entrance into this Agreement, including any subsequent amendments, supplements or modifications hereto, and the transactions contemplated hereby or thereby (any such filing, an “8-K Filing”); provided, further, that the information that Administrative Agent and the Lenders may disclose pursuant to this sentence shall be limited to (A) information disclosed in any applicable 8-K Filing and (B) a list of the Lenders. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Several L/C Agent and the Fronting L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Fronting L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Fronting L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Fronting L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender or the Fronting L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Fronting L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Fronting L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Fronting L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Fronting L/C Issuer or their respective Affiliates may have. Each Lender and the Fronting L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or the L/C Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Several L/C Agent, the Fronting L/C Issuer, any Limited Fronting Lender and each Lender, regardless of any investigation made by the Administrative Agent, the Several L/C Agent, the Fronting L/C Issuer, any Limited Fronting Lender or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan, L/C Obligation or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Several L/C Agent or the Fronting L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. (i) If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, (ii) if any Lender is a Defaulting Lender, a Non-Consenting Lender, or an Affected Lender, or (iii) if a Lender becomes a Non-NAIC Approved Bank, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) the Lender that acts as the Fronting L/C Issuer or Several L/C Agent may not be replaced hereunder at any time it has any applicable Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the Fronting L/C Issuer or Several L/C Agent or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to the Fronting L/C Issuer or Several L/C Agent) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE SEVERAL L/C AGENT, ANY LIMITED FRONTING LENDER, THE FRONTING L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, THE SEVERAL L/C AGENT, ANY LIMITED FRONTING LENDER, OR THE FRONTING L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent, the Several L/C Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Several L/C Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, the Several L/C Agent or the Fronting L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, the Several L/C Agent or the Fronting L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent, the Several L/C Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, the Several L/C Agent and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent, the Several L/C Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

None of the Administrative Agent, the Several L/C Agent nor the Fronting L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the Several L/C Agent’s or the Fronting L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, the Several L/C Agent and the Fronting L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, the Several L/C Agent, the Fronting L/C Issuer, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s, the Several L/C Agent’s, the Fronting L/C Issuer’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act” or “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

W. R. BERKLEY CORPORATION

By:	/s/ Richard M. Baio
Name:	Richard M. Baio
Title:	Executive Vice President –
Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A. , as Administrative Agent

By:	/s/ Aamir Saleem
Name:	Aamir Saleem
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A. , as a Lender and as Several L/C Agent and Fronting L/C Issuer

By:	/s/ Sidhima Daruka
Name:	Sidhima Daruka
Title:	Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Jessica Gavarkovs
Name:	Jessica Gavarkovs
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Kristen M. Murphy
Name:	Kristen M. Murphy
Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A. , as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Justine O’Connor
Name:	Justine O’Connor
Title:	Vice President and Managing Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christine Reyling
Name:	Christine Reyling
Title:	SVP, Managing Director

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF REVOLVING LOAN NOTICE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 1, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among W. R. Berkley Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Several L/C Agent and Fronting L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Loans

☐	A conversion or continuation of Revolving Loans

1.	On ______________________________ (a Business Day).

2.	In the amount of $_______________.

3.	Comprised of _______________________________.

[Type of Revolving Loan requested]

4.	For Term SOFR Loans: with an Interest Period of __________ months.

The Revolving Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

W. R. BERKLEY CORPORATION

By:
Name:
Title:

Exhibit A

Form of Revolving Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 1, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Several L/C Agent and Fronting L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[signature page follows]

Exhibit B

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

W. R. BERKLEY CORPORATION
By:
Name:
Title:

Exhibit B

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                    , 20

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 1, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among W. R. Berkley Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule 1 are the year-end audited financial statements and other financial information required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower as of and for the period ending on the above date, together with the report and opinion of an independent certified public accountant required by such section.] [The year-end audited financial statements and other financial information required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower as of and for the period ending on the above date, together with the report and opinion of an independent certified public accountant required by such section, have been delivered electronically in accordance with Section 6.02 of the Agreement.]1

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. [Attached hereto as Schedule 1 are the unaudited financial statements and other financial information required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower as of and for the period ending the above date.] [The unaudited financial statements and other financial information required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower as of and for the period ending on the above date have been delivered electronically in accordance with Section 6.02 of the Agreement.]2 Such financial statements fairly present the financial position, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.

[1]	NTD: Use this option if the financial statements are delivered electronically in accordance with Section 6.02 of the Credit Agreement.
[2]	NTD: Use this option if the financial statements are delivered electronically in accordance with Section 6.02 of the Credit Agreement.

Exhibit C

Form of Compliance Certificate

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of the Borrower during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and the undersigned has no knowledge of the existence of, any Default as of the date of this Certificate[, except as set forth below]

[Describe here or in a separate attachment any exceptions to paragraph 3 above by listing, in reasonable detail, the nature of the Default and its status.]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ____________, ______.

W. R. BERKLEY CORPORATION

By:
Name:
Title:

Exhibit C

Form of Compliance Certificate

For the Quarter/Year ended ___________________ (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.07(a) – Consolidated Net Worth.
A. Consolidated Net Worth at Statement Date:
1. “Total Equity” of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:	$	_____________
2. Minus Accumulated other comprehensive income (or loss):	$	_____________

3.  Minus All noncontrolling interests (as determined in accordance with the Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”):

	$	_____________
4. Consolidated Net Worth (Line I.A.1 minus Line I.A.2 minus Line I.A.3):	$	_____________
B. Minimum required Consolidated Net Worth:		$4,500,000,000
In compliance?		Yes No

Exhibit C

Form of Compliance Certificate

II. Section 7.07(b) – Consolidated Debt to Consolidated Total Capitalization Ratio.
A. Consolidated Debt:

1.  Aggregate amount of all Indebtedness (excluding Hybrid Securities, Non-Recourse Indebtedness and obligations arising under letters of credit which have not been drawn by the beneficiary thereof) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP:

	$	_____________

2.  Minus: Indebtedness if, upon or prior to the maturity thereof, necessary funds have been irrevocably deposited in trust or escrow for the payment, redemption or satisfaction of such Indebtedness, but only to the extent otherwise included in Line II.A.1 above:

	$	_____________
3. Consolidated Total Financing Debt (Line II.A.1 minus Line II.A.2):	$	_____________
B. Hybrid Securities:	$	_____________
C. Consolidated Net Worth (from Line I.A.4):	$	_____________
D. Consolidated Total Capitalization for Subject Period (Line II.A.3 plus Line II.B. plus Line II.C.):	$	_____________
E. Excess Hybrid Securities (greater of (i) zero and (ii) Line II.B. minus (0.15 * Line II.D))	$	_____________
F. Consolidated Debt to Consolidated Total Capitalization Ratio ((Line II.A.3 + Line II.E.) ÷ Line II.D.):		______ to 1.00
Maximum Consolidated Total Financing Debt to Total Capitalization Ratio:		0.350 to 1.00
In compliance?		Yes No

Exhibit C

Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[for Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower: W. R. Berkley Corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

Exhibit D-1

Assignment and Assumption

5.

Credit Agreement: Credit Agreement, dated as of April 1, 2022, among W. R. Berkley Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Several L/C Agent and Fronting L/C Issuer

6.	Assigned Interest[s]:

Assignor	Assignee	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

7.	[Trade Date: __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

Exhibit D-1

Assignment and Assumption

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent, Several L/C Agent and Fronting L/C Issuer

By:
Title:

[Consented to:]

W. R. BERKLEY CORPORATION

By:
Title:

Exhibit D-1

Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit D-1

Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D-1

Assignment and Assumption

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(see attached)

Exhibit D-2

Form of Administrative Questionnaire

EXHIBIT E

FORM OF NOTICE OF LOAN PREPAYMENT

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 1, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among W. R. Berkley Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower hereby requests to prepay3:

Indicate: Requested Amount	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period (e.g. 1, 3 or 6 month interest period)

W. R. BERKLEY CORPORATION

By:
Name:
Title:

[3]	Complete a new row for each Borrowing being prepaid.

Exhibit E

Notice of Loan Prepayment

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 1, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W. R. Berkley Corporation, Bank of America, N.A. and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit F-1

Form of U.S. Tax Compliance Certificate

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 1, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W. R. Berkley Corporation, Bank of America, N.A. and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit F-2

Form of U.S. Tax Compliance Certificate

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 1, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W. R. Berkley Corporation, Bank of America, N.A. and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit F-3

Form of U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 1, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W. R. Berkley Corporation, Bank of America, N.A. and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

DATE: ________ __, 20[ ]

Exhibit F-4

Form of U.S. Tax Compliance Certificate

EXHIBIT G

FORM OF NON-NAIC APPROVED BANK ELECTION NOTICE

Date: ________, ____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 1, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among W. R. Berkley Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Several L/C Agent and Fronting L/C Issuer.

[_________] has become a Non-NAIC Approved Bank and is a Non-NAIC Approved Bank on the date hereof. As a result thereof, and subject to the terms and conditions of the Agreement, the Borrowers hereby [select one or more]:

•

Pursuant to subparagraph (a) of Schedule 2.14 to the Agreement, elect to request that such Non-NAIC Approved Bank use commercially reasonable efforts to have a Lender act as the Limited Fronting Lender and/or Confirming Bank for such Non-NAIC Approved Bank.

•

Pursuant to subparagraph (b) of Schedule 2.14 to the Agreement, elect to request that such Non-NAIC Approved Bank use commercially reasonable efforts to have another acceptable financial institution (that is not a Lender) act as the Confirming Bank for such Non-NAIC Approved Bank.

•	Pursuant to subparagraph (c) of Schedule 2.14 to the Agreement, elect to require such Non-NAIC Approved Bank to assign its Commitment under the Credit Agreement to an Eligible Assignee.

•

Pursuant to subparagraph (d) of Schedule 2.14 to the Agreement, elect to request that Several Letters of Credit issued, renewed, extended or amended after the date hereof be issued, renewed or extended on an adjusted pro rata basis as set forth in Section 2.14 of the Agreement and on Schedule 2.14 to the Agreement.

•

Pursuant to subparagraph (e) of Schedule 2.14 to the Agreement, elect to request that such Non-NAIC Approved Bank promptly deliver Cash Collateral with respect to Several Letters of Credit as set forth in Section 2.14 of the Agreement and on Schedule 2.14 to the Agreement.

Exhibit G

Form of Non-NAIC Approved Bank Election Notice

The election(s) made herein by the Borrower shall be effective until such time as the Borrower submits a subsequent Non-NAIC Approved Bank Election Notice to the Administrative Agent.

W. R. BERKLEY CORPORATION

By:
Name:
Title:

Exhibit G

Form of Non-NAIC Approved Bank Election Notice

EXHIBIT H

FORM OF FRONTED LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY.

EFFECTIVE DATE: ____________
LETTER OF CREDIT NO.: ___________ FOR THE ACCOUNT OF:____________[1]

IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________

BANK OF AMERICA, N.A., FRONTING L/C ISSUER

[______________]

[______________]

[______________]

DATE: _____________

BENEFICIARY:

We, [Name of Fronting L/C Issuer], hereby issue this irrevocable Letter of Credit No. _____ in your favor as beneficiary available for an aggregate amount up to the maximum amount of $ _____ (_____Dollars), effective as of the date first set forth above and expiring at the close of business at our office located at [___________________] or such other office in the United States as we shall notify you in writing, on the Expiration Date (as defined below).

The beneficiary of this Letter of Credit includes any successor by operation of law of the named beneficiary including, without limitation, any liquidator, rehabilitator receiver or conservator.

1	Select as applicable. W. R. Berkley Corporation to be Co-Applicant for any Letter of Credit issued for the account of a Subsidiary of W. R. Berkley Corporation.

Exhibit H

Form of Fronted Letter of Credit

Funds under this Letter of Credit are available to you on or prior to the Expiration Date as then in effect against your sight draft(s) drawn on us, purportedly signed by your duly authorized officer, bearing the clause “Drawn under Letter of Credit No. _______.” Partial and multiple drawings are permitted. All drafts must be presented to us at our address at [_______________] or such other office in the United States as we shall notify you in writing, in one lot along with this original Letter of Credit and amendments hereto, if any.

This Letter of Credit sets forth in full the terms of our undertaking to you and, except as expressly set forth herein, is not subject to any agreement, condition or qualifications. Such undertaking to you shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument. Our obligations under this Letter of Credit are in no way contingent upon reimbursement of any drawing under this Letter of Credit.

This Letter of Credit may expire or be extended from time to time as provided in the immediately succeeding paragraph.

Unless we have notified you in writing prior to the thirtieth (30th), but not prior to the ninetieth (90th) day, preceding the Expiration Date then in effect that we have elected not to extend this Letter of Credit, this Letter of Credit shall be automatically extended for a period of one year from the Expiration Date then in effect.

“Expiration Date” means [specify initial Expiration Date that is one year after the Effective Date]2, or, if this Letter of Credit is extended from time to time as provided in the immediately preceding paragraph, the latest date to which this Letter of Credit is extended.

This Letter of Credit is subject to [Article 5 of the Uniform Commercial Code of the State of _____][the Uniform Customs and Practice for Documentary Credits (2007 Revision), [the International Chamber of Commerce Publication No. 600 (“UCP 600”)]] [“International Standby Practices 1998” published by the Institute of International Law & Practice, Inc. (“ISP98”)].3 If this Letter of Credit expires [during an interruption of our business due to Acts of God, riots, civil commotions, insurrections, wars, acts of terrorism or by any strikes or lockouts or any other causes beyond our control] [during an interruption of our business as described in [Article 36 of UCP 600]] [on a day that we are closed and presentation is not timely made because of the closure as described in Rule 3.14 of ISP98]4, we hereby specifically agree to effect payment if this Letter of Credit is drawn upon within 30 days after the resumption of our business.

Except in the case of sight drafts presented under this Letter of Credit, all notices provided for in this Letter of Credit shall be in writing and delivered by overnight courier service or certified mail, return receipt requested. All notices given hereunder shall be deemed to have been given on the date of receipt.

[2]	Insert appropriate date.
[3]	To be selected in accordance with applicable reinsurance reserve credit requirements.
[4]	Select as applicable.

Exhibit H

Form of Fronted Letter of Credit

Yours faithfully,

BANK OF AMERICA, N.A.
By:
Name:
Title:

Exhibit H

Form of Fronted Letter of Credit

EXHIBIT I

FORM OF SEVERAL LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY.

EFFECTIVE DATE: ____________
LETTER OF CREDIT NO.: ___________ FOR THE ACCOUNT OF:____________[1]

IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________

BANK OF AMERICA, N.A., SEVERAL L/C AGENT

[______________]

[______________]

[______________]

DATE: _____________

BENEFICIARY:

We, the issuing banks listed below (hereinafter referred to individually as a “Letter of Credit Bank,” and collectively as the “Letter of Credit Banks”), hereby issue this irrevocable Letter of Credit No. _____ in your favor as beneficiary available for an aggregate amount up to the maximum amount of $ _____ (_____Dollars) (the “Letter of Credit Amount”), effective as of the date first set forth above and expiring at the close of business at the office of Bank of America, N.A., as Several L/C Agent (the “Several L/C Agent”), located at [___________________________], Attn: Standby Letter of Credit Department or such other office in the United States as the Several L/C Agent shall notify you in writing, on the Expiration Date (as defined below).

[1]	Select as applicable. W. R. Berkley Corporation to be Co-Applicant for any Letter of Credit issued for the account of a Subsidiary of W. R. Berkley Corporation.

Exhibit I

Form of Several Letter of Credit

The beneficiary of this Letter of Credit includes any successor by operation of law of the named beneficiary including, without limitation, any liquidator, rehabilitator receiver or conservator.

The maximum liability of each Letter of Credit Bank with respect to any demand for payment made hereunder shall be its Commitment Share of the amount of such demand for payment, as follows:

Exhibit I

Form of Several Letter of Credit

LETTER OF CREDIT BANK	COMMITMENT SHARE	MAXIMUM SHARE OF LETTER OF CREDIT AMOUNT
[Lender]	_______%
[Lender]	_______%
[Lender]	_______%
TOTAL	100%	$_______

The obligations of the Letter of Credit Banks hereunder are several and not joint, and no Letter of Credit Bank shall be responsible or otherwise liable for the failure of any other Letter of Credit Bank to perform its obligations hereunder, nor shall the failure of any Letter of Credit Bank to perform its obligations under this Letter of Credit relieve any other Letter of Credit Bank of its obligations hereunder. Bank of America, N.A., solely in its capacity as the Several L/C Agent, shall have no liability for the obligations of any Letter of Credit Bank hereunder.

Funds under this Letter of Credit are available to you on or prior to the Expiration Date as then in effect against your sight draft(s) presented to the Several L/C Agent, purportedly signed by your duly authorized officer, bearing the clause “Drawn under Letter of Credit No. _____.” Partial and multiple drawings are permitted.    All drafts must be presented to the Several L/C Agent at its office at [________________________], Attn: Standby Letter of Credit Department or such other office in the United States as the Several L/C Agent shall notify you in writing, in one lot along with this original Letter of Credit and amendments hereto, if any.

This Letter of Credit sets forth in full the terms of the Letter of Credit Banks’ undertaking to you and, except as expressly set forth herein, is not subject to any agreement, condition or qualifications. Such undertaking to you shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument. The Letter of Credit Banks’ obligations under this Letter of Credit are in no way contingent upon reimbursement of any drawing under this Letter of Credit.

This Letter of Credit may be amended by the Several L/C Agent without your consent to delete a Letter of Credit Bank, add a Letter of Credit Bank, or change Commitment Shares; provided that such amendment does not decrease the Letter of Credit Amount or the aggregate liability of the Letter of Credit Banks in respect of the Letter of Credit Amount; and, further, provided, that any Letter of Credit Bank that is added must be qualified under applicable insurance laws to issue letters of credit for credit for reinsurance purposes.9

This Letter of Credit may expire or be extended from time to time as provided in the immediately succeeding paragraph.

[9]	Include only in Letters of Credit subject to ISP98.

Exhibit I

Form of Several Letter of Credit

Unless the Several L/C Agent has notified you in writing prior to the thirtieth (30th), but not prior to the ninetieth (90th) day, day preceding the Expiration Date then in effect that the Letter of Credit Banks have elected not to extend this Letter of Credit, this Letter of Credit shall be automatically extended for a period of one year from the Expiration Date then in effect.

“Expiration Date” means [specify initial Expiration Date that is one year after the Effective Date]10, or, if this Letter of Credit is extended from time to time as provided in the immediately preceding paragraph, the latest date to which this Letter of Credit is extended.

This Letter of Credit is subject to [Article 5 of the Uniform Commercial Code of the State of _______][the Uniform Customs and Practice for Documentary Credits (2007 Revision), [the International Chamber of Commerce Publication No. 600 (“UCP 600”)]] [“International Standby Practices 1998” published by the Institute of International Law & Practice, Inc. (“ISP98”)].11 If this Letter of Credit expires [during an interruption of business of the Several L/C Agent due to Acts of God, riots, civil commotions, insurrections, wars, acts of terrorism or by any strikes or lockouts or any other causes beyond the control of the Several L/C Agent] [during an interruption of business as described in [Article 36 of UCP 600]] [on a day that the Several L/C Agent is closed and presentation is not timely made because of the closure as described in Rule 3.14 of ISP98]12, the Letter of Credit Banks hereby specifically agree to effect payment if this Letter of Credit is drawn upon within 30 days after the resumption of the Several L/C Agent’s business.

Except in the case of sight drafts presented under this Letter of Credit and the accompanying original of this Letter of Credit and any amendments, all notices provided for in this Letter of Credit shall be in writing and delivered by overnight courier service or certified mail, return receipt requested. All notices given hereunder shall be deemed to have been given on the date of receipt.

Yours faithfully,

BANK OF AMERICA, N.A.,

as Several L/C Agent,

on behalf of the Letter of Credit Banks

By:
Name:
Title:

[10]	Insert appropriate date.
[11]	To be selected in accordance with applicable reinsurance reserve credit requirements.
[12]	Select as applicable.

Exhibit I

Form of Several Letter of Credit